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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.            )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Target Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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1000 Nicollet Mall
Minneapolis, Minnesota 55403
(612) 304-6073

PROXY STATEMENT
Annual Meeting of Shareholders
June 12, 2013

To Our Shareholders:

You are invited to attend Target Corporation's 2013 Annual Meeting of Shareholders. The Annual Meeting will be held at 1:00 p.m. Mountain Daylight Time, on Wednesday, June 12, 2013 at the Target Store located at 7777 East Hampden Avenue, Denver, Colorado 80231-4806. Details regarding admission to the Annual Meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting of Shareholders and proxy statement.

At this year's Annual Meeting, you will be asked to elect all 12 directors to our Board of Directors and to vote on the other items described in this proxy statement.

We hope you will be able to attend the Annual Meeting, but if you cannot do so, it is important that your shares be represented. We urge you to read the proxy statement carefully, and to vote in accordance with the Board of Directors' recommendations by telephone or Internet, or by signing, dating, and returning the enclosed proxy card in the postage-paid envelope provided, whether or not you plan to attend the Annual Meeting.

Thank you for your continued support.

Sincerely,

Gregg Steinhafel
Chairman of the Board, Chief Executive Officer and President

 VOTING METHODS

The accompanying proxy statement describes important issues affecting Target Corporation ("Target"). To vote:

    1.
    BY INTERNET

    a.
    Go to the website identified on your proxy card or Notice of Internet Availability of Proxy Materials, 24 hours a day, seven days a week by the deadline set forth below.

    b.
    Enter the control number that appears on your proxy card or Notice of Internet Availability of Proxy Materials.

    c.
    Follow the simple instructions.
    2.
    BY TELEPHONE

    a.
    On a touch-tone telephone, call the toll-free number identified on your proxy card 24 hours a day, seven days a week by the deadline set forth below.

    b.
    Enter the control number that appears on your proxy card.

    c.
    Follow the simple recorded instructions.
    3.
    BY MAIL

    a.
    Mark your selections on the enclosed proxy card.

    b.
    Date and sign your name exactly as it appears on your proxy card.

    c.
    Mail the proxy card in the enclosed postage-paid envelope.

In order to vote by Internet or by telephone, you must follow the relevant instructions above and vote by the following deadlines:

  •
  For shareholders of record and shareholders holding shares through an intermediary (other than the Target 401(k) Plan), such as a bank or broker, 11:59 p.m. Eastern Daylight Time on June 11, 2013.

  •
  For shareholders holding shares in the Target 401(k) Plan, 6:00 a.m. Eastern Daylight Time on June 10, 2013.

Your vote is important. Thank you for voting.

 ADMISSION POLICY

All shareholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting. You must reserve an admission ticket for you and any guest in order to attend. A maximum of one guest may accompany each ticketed shareholder. If you are a shareholder of record and plan to attend, please contact Target's Investor Relations Department by email at investorrelations@target.com or by telephone at (800) 775-3110 to reserve a ticket for you and up to one guest. Your ticket will be available for pick-up at the meeting. If you hold shares through an intermediary, such as a bank or broker, and you plan to attend, you will need to send a written request for a ticket either by regular mail, fax or email, along with proof of share ownership, such as a bank or brokerage firm account statement or a letter from the broker, trustee, bank or nominee holding your shares, confirming ownership as of the record date to: Investor Relations, Target Corporation, 1000 Nicollet Mall, TPN-1145, Minneapolis, MN 55403 (fax: 612-761-5555 or email: investorrelations@target.com). Requests to reserve admission tickets will be processed in the order in which they are received and must be received no later than June 7, 2013.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Availability of Proxy Materials
for the Shareholders Meeting to be held on June 12, 2013.

The proxy statement and annual report are available at www.proxyvote.com.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME	1:00 p.m. Mountain Daylight Time, on Wednesday, June 12, 2013
PLACE	Target Store 7777 East Hampden Avenue Denver, Colorado 80231-4806

This location allows us to showcase our current general merchandise store design in the latter stages of construction prior to opening. This store is scheduled to open in July 2013. The near-completed status of this store also provides sufficient space to accommodate shareholders for our Annual Meeting.
MEETING FORMAT	The meeting will include prepared remarks by our Chairman, President and CEO, followed by a question and answer session.
ITEMS OF BUSINESS	(1) To elect 12 directors for a one-year term.
(2) To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm.
(3) To approve, on an advisory basis, our executive compensation ("Say-on-Pay").
(4) To vote on the shareholder proposals contained in this proxy statement, if properly presented at the meeting.
(5) To transact any other business properly brought before the meeting or any adjournment thereof.
RECORD DATE	You may vote if you were a shareholder of record at the close of business on April 15, 2013.
ANNUAL REPORT	Our 2012 Annual Report, which is not part of the proxy soliciting material, is available at www.proxyvote.com.
PROXY VOTING	It is important that your shares be represented and voted at the Annual Meeting. Please vote in one of these three ways:
(1) VISIT THE WEBSITE shown under "Voting Methods" and have your proxy card or Notice of Internet Availability of Proxy Materials in hand to vote through the Internet,
(2) USE THE TOLL-FREE TELEPHONE NUMBER shown under "Voting Methods" and have your proxy card in hand, OR
(3) MARK, SIGN, DATE AND PROMPTLY RETURN your proxy card in the postage-paid envelope.
If you received a Notice of Internet Availability of Proxy Materials and would like to vote by telephone or mail, you must follow the instructions on the Notice to request a proxy card.
Any proxy may be revoked at any time prior to its exercise at the Annual Meeting.

Timothy R. Baer Corporate Secretary

Approximate Date of Mailing of Proxy Materials
Or Notice of Internet Availability:
April 29, 2013

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
June 12, 2013

The Board of Directors of Target Corporation solicits the enclosed proxy for the Annual Meeting of Shareholders to be held at the Target Store, 7777 East Hampden Avenue, Denver, Colorado 80231-4806 on Wednesday, June 12, 2013, at 1:00 p.m. Mountain Daylight Time, and for any adjournment thereof.

GENERAL INFORMATION ABOUT THE MEETING AND VOTING

What is the purpose of the Annual Meeting?

At our Annual Meeting, shareholders will act upon the matters described in the accompanying notice of meeting. In addition, our management will report on Target's performance during fiscal 2012 and respond to questions from shareholders.

Who may vote?

We have one class of voting shares outstanding. Only shareholders of record at the close of business on the record date, April 15, 2013, are entitled to receive notice of the Annual Meeting and to vote. Each share of common stock will have one vote on each matter to be voted on.

Who may attend the Annual Meeting?

All shareholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting. If you plan to attend, please review the admission policy at the beginning of this proxy statement.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of our common stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, 641,534,501 shares of our common stock were outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for purposes of determining whether there is a quorum.

How do I vote?

You may vote by completing and properly signing the enclosed proxy card and returning it to us in the envelope provided. If you are a registered shareholder (whose shares are owned in your name and not in "street name") and attend the meeting, you may deliver your completed proxy card in person. In addition, you may vote either by telephone or through the Internet by following the instructions on your proxy card or Notice of Internet Availability of Proxy Materials. "Street name" shareholders should follow the voting instructions on the proxy form received from the broker or other institution that holds their shares.

May I vote confidentially?

Subject to the exceptions described below, our policy is to treat all shareholder meeting proxies, ballots and voting tabulations of a shareholder confidentially, if the shareholder has requested confidentiality on the proxy card.

If you so request, your proxy will not be available for examination and your vote will not be disclosed prior to the tabulation of the final vote at the Annual Meeting, except (a) to meet applicable legal requirements, (b) to allow the independent election inspectors to count and certify the results of the vote, or (c) if there is a proxy solicitation in opposition to the Board of Directors, based upon an opposition proxy statement filed with the Securities and Exchange Commission (SEC). The independent election inspectors may at any time inform us whether or not a shareholder has voted.

May I change my vote?

Yes. Even after you have submitted your proxy, you may change your vote at any time by mailing a later-dated proxy card or by voting again via telephone or Internet before the applicable deadline—see the instructions under "Voting Methods." If you are a registered shareholder, you can also change your vote by attending the meeting in person and delivering a proper written notice of revocation of your proxy. Attendance at the meeting will not by itself revoke a previously granted proxy.

How does the Board recommend I vote?

In summary, the Board of Directors recommends a vote:

    FOR election of its director nominees (see pages 4-12);

    FOR ratification of the appointment of Ernst & Young LLP as Target's independent registered public accounting firm (see page 61);

    FOR advisory approval of our on executive compensation ("Say-on-Pay") (see page 63); and

    AGAINST the two shareholder proposals (see pages 64-68).

Unless you give instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board's full recommendation is set forth in the description of each item in this proxy statement. With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

How many votes are required to approve each item?

Election of Directors.    The number of votes required for the election of directors is described in the section captioned "Election of Directors."

Say-On-Pay.    The Say-on-Pay vote is a non-binding advisory vote. The Board of Directors will consider our executive compensation to have been approved by shareholders if the Say-on-Pay item receives more votes "For" than "Against." The effect of this non-binding advisory vote is discussed on page 64.

Other Items.    For all other matters described in this proxy statement and any other items that properly come before the meeting, the affirmative vote of the greater of (a) a majority of the outstanding shares of our common stock present in person or by proxy and entitled to vote on the item at the Annual Meeting and (b) a majority of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the Annual Meeting, will be required for approval.

Abstentions.    A properly executed proxy marked "Abstain" with respect to any matter will be counted for purposes of determining whether there is a quorum and will be considered present in person or by proxy and entitled to vote. Accordingly, for all items other than Items 1 and 3, an abstention will have the effect of a negative vote.

What is a broker non-vote?

If you hold your shares in "street name," such as through a broker or other institution, you generally cannot vote your shares directly and must instead instruct the broker how to vote your shares using the voting instruction form provided by the broker. If you are a "street name" holder and do not provide voting instructions to your broker, your broker may not vote on your behalf for any of the non-discretionary items at the Annual Meeting, which include Items 1, 3, 4 and 5. Your failure to provide voting instructions to your broker for those non-discretionary items results in a "broker non-vote." Shares constituting broker non-votes will be counted as present for the purpose of determining a quorum at the Annual Meeting, but generally are not counted or deemed to be present in person or by proxy for the purpose of voting on any of the non-discretionary items. If quorum for the Annual Meeting cannot be established without including broker non-votes, then those broker non-votes required to establish a minimum quorum will have the same effect as votes "Against" Items 4 and 5.

What if other matters are presented for determination at the Annual Meeting?

As of the date of this proxy statement, we know of no matters that will be presented for determination at the meeting other than those referred to in this proxy statement. If any other matters properly come before the meeting calling for a vote of shareholders, proxies in the enclosed form returned to us or voted by telephone or through the Internet will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holders.

Who pays the expenses incurred in connection with the solicitation of proxies?

Expenses in connection with the solicitation of proxies will be paid by us. Proxies are being solicited principally by mail, by telephone, and through the Internet. In addition to sending you these materials, some of our directors and officers, as well as management employees, may contact you by telephone, mail, email or in person. You may also be solicited by means of news releases issued by Target, postings on our website, www.target.com, and print advertisements. None of our officers or employees will receive any extra compensation for soliciting you. We have retained Georgeson Inc. to act as a proxy solicitor for a fee estimated to be $25,000, plus reimbursement of out-of-pocket expenses.

How will shares in the Target 401(k) Plan be voted?

This proxy statement is being used to solicit voting instructions from participants in the Target 401(k) Plan with respect to shares of our common stock that are held by the trustee of the plan for the benefit of plan participants. If you are a plan participant and also own shares as a record holder, you will separately receive proxy materials to vote the shares you hold as a record holder. If you are a plan participant, you must instruct the plan trustee to vote your shares by utilizing one of the methods described on the voting-instruction form that you receive in connection with your shares held in the plan. If you do not give voting instructions, the trustee generally will vote the shares allocated to your personal account in proportion to the instructions actually received by the trustee from participants who give voting instructions.

How may I get additional copies of the Annual Report?

Our Annual Report for the fiscal year ended February 2, 2013, including financial statements, is furnished with this proxy statement. The Annual Report is also available online at www.target.com (click on "Investor Relations," then "Investors" and "Annual Reports"). For additional printed copies, please contact our Investor Relations representative by email at investorrelations@target.com, by phone at (800) 775-3110, by mail at the address listed on the cover of this proxy statement, Attention: Investor Relations, or online at www.target.com (click on "Investor Relations," then "Investors," then "Shareholder Services" and "Request Materials").

How may I access or receive materials electronically?

You can access our proxy materials, Annual Report and other periodic reports and information under the "Investors" section of our website, www.target.com (click on "Investor Relations"). You can also register at this same location to receive email alerts, which we send to registered users when new information is posted on our website (click on "Investor Relations" and enter your email address under "Investor Email Alerts"). Shareholders may request electronic delivery of our proxy materials and Annual Report online at www.target.com (click on "Investor Relations," then "Investors," then "Shareholder Services" and "Sign up for E-Delivery"). To receive other shareholder information, contact us via email at investorrelations@target.com.

ITEM ONE—ELECTION OF DIRECTORS

Election Process

  •
  All directors are elected annually;

  •
  As is the case this year, where the number of nominees does not exceed the number of directors to be elected, directors are elected under a "majority voting" standard. This means that each director must receive more votes "For" his or her election than votes "Against" in order to be elected; and

  •
  If an incumbent director fails to receive a sufficient number of votes to be elected, he or she must promptly offer to resign. The Nominating & Governance Committee will make a recommendation on the offer and the Board must accept or reject the offer within 90 days and publicly disclose its decision and rationale.

Board Composition

Our Governance Guidelines set forth the Board Membership Criteria that is followed in determining the composition of the Board. Under these criteria, directors are to have broad perspective, experience, knowledge and independence of judgment, and the Board as a whole should consist predominantly of persons with strong business backgrounds.

As part of the Board's annual self-evaluation process, the Board seeks input from each of its members with respect to the current composition of the Board in light of our current and future business strategies as a means to identify any backgrounds or skill sets that may be helpful in maintaining or improving alignment between Board composition and our business. This input is then used by our Nominating & Governance Committee in its director search process.

The Board does not have a specific policy regarding consideration of gender, ethnic or other diversity criteria in identifying director candidates; however, the Board has had a longstanding commitment to, and practice of, maintaining diverse representation on the Board.

Board Renewal and Nomination Process

The Nominating & Governance Committee is responsible for identifying individuals qualified to become Board members and making recommendations on director nominees to the full Board. The Committee considers the following two factors in its efforts to identify potential director candidates:

  •
  The input from the Board's self-evaluation process to identify the backgrounds or skill sets that are desired; and

  •
  The future needs of the Board in light of anticipated director retirements under our Board tenure policies (discussed below).

The Board maintains a series of tenure policies (contained in our Corporate Governance Guidelines) as a means of ensuring that the Board is regularly renewed with fresh perspectives, and that directors continue to have adequate time to devote to Board service after any change in their careers. Under these policies, non-management directors may not serve on the Board for more than 20 years, or 5 years after they retire from active employment, whichever occurs first. In addition, directors must resign at age 72 and must submit an offer of resignation for consideration by the Nominating & Governance Committee and the full Board upon any substantial change in principal employment. These policies were applied as follows in fiscal 2012:

  •
  Stephen W. Sanger became subject to our five-year post-retirement term limit when he retired from General Mills in 2008, and he retired in March 2013.

  •
  James A. Johnson experienced a change in his principal employment in June 2012 and submitted an offer of resignation. Following a review and upon recommendation of the Nominating & Governance Committee, the Board declined his offer of resignation.

The Nominating & Governance Committee has retained an independent search firm to assist in identifying director candidates, and will also consider recommendations from shareholders. Any shareholder who wishes the Committee to consider a candidate should submit a written request and related information to our Corporate Secretary no later than December 31 of the calendar year preceding the next Annual Meeting of Shareholders.

In March 2013, upon the recommendation of the Nominating & Governance Committee, the Board elected two new directors: Mr. Douglas M. Baker, Jr. and Mr. Henrique De Castro. Both candidates were identified as a result of the process discussed above. More specifically:

  •
  Mr. Baker was first identified as a potential candidate through a joint effort between the Chair of our Nominating & Governance Committee and our executive officers (including our CEO), and was recommended by the Committee, in part, due to his global marketing, sales and operational experience, as well as his CEO-level perspective of organizational management and public company governance.

  •
  Mr. De Castro was first identified as a potential candidate by the Committee's independent search firm, and was recommended by the Nominating & Governance Committee, in part, to enhance the digital acumen of the Board in light of the increasing importance of new channels and technology to our business.

2013 Nominees for Director

After considering the recommendations of the Nominating & Governance Committee, the Board has set the number of directors at 12 and nominated the persons described below to stand for election. All nominees are incumbent directors. The Board believes that each of these nominees is qualified to serve as a director of Target and the specific qualifications of each nominee that were considered by the Board are set forth following each nominee's biographical description. Equally as important, the Board believes that the combination of backgrounds, skills and experiences has produced a Board that is well-equipped to exercise oversight responsibilities for Target's shareholders and other stakeholders. Specifically:

  •
  All nominees have strong business backgrounds, with eight nominees having CEO experience in complex business organizations;

  •
  All nominees have senior management-level experience with multinational enterprises, an area of increased importance as we expand our retail operations outside of the United States;

  •
  Seven nominees have expertise in consumer marketing or experience in a primarily consumer-facing business, an area critical to our continued success as a leading retail brand; and

  •
  The overall composition represents a balanced approach to director tenure, allowing the Board to benefit from the experience of longer-serving directors combined with fresh perspectives from newer directors:

  •
  Four nominees have served for more than ten years;

  •
  Five nominees have served for five to ten years; and

  •
  Three nominees have served for less than five years.

We have no reason to believe that any of the nominees will be unable or unwilling for good cause to serve if elected. However, if any nominee should become unable for any reason or unwilling for good cause to serve, proxies may be voted for another person nominated as a substitute by the Board, or the Board may reduce the number of directors.

Director	Principal Occupation, other Directorships and Qualifications	Age	Director Since
Roxanne S. Austin	Roxanne S. Austin is President of Austin Investment Advisors, a private investment and consulting firm, a position she has held since January 2004. From June 2009 until July 2010, she also served as President, Chief Executive Officer and a director of Move Networks, Inc., an Internet television services provider.

Other Current Public Company Directorships: Abbott Laboratories, AbbVie Inc., Teledyne Technologies Incorporated, and LM Ericsson Telephone Company.

Other Public Company Directorships within Past 5 Years: None.

Qualifications: Ms. Austin provides the Board with financial, operational and risk management expertise, and substantial knowledge of new media technologies, which were developed during Ms. Austin's previous service as President and COO of DirecTV, Executive Vice President and CFO of Hughes Electronics Corporation and Partner of Deloitte & Touche.

Committees: Audit (Chair), Finance.

		52	2002

Douglas M. Baker, Jr.	Douglas M. Baker, Jr., is Chairman and Chief Executive Officer of Ecolab Inc., a provider of water and hygiene services and technologies for the food, hospitality, industrial and energy markets. He has served as Chairman of the Board of Ecolab since May 2006 and Chief Executive Officer since July 2004, and served as President from 2002 to 2011.

Other Current Public Company Directorships: U.S. Bancorp.

Other Public Company Directorships within Past 5 Years: None.

Qualifications: Mr. Baker provides the Board with valuable global marketing, sales and general management experience, as well as operational and governance perspectives. His current role as CEO of a large publicly-held company provides the Board with additional top-level perspective in organizational management.

Committees: Audit, Nominating & Governance.

		53	2013

Director	Principal Occupation, other Directorships and Qualifications	Age	Director Since
Henrique De Castro	Henrique De Castro is Chief Operating Officer of Yahoo! Inc., a digital media company that delivers personalized digital content and experiences worldwide by offering online properties and services to users. He has held that position since November 2012. He previously served Google Inc. as President, Partner Business Worldwide from March 2012 to November 2012, President, Global Media, Mobile & Platforms from June 2009 to March 2012, and as Managing Director, European Sales from July 2006 to May 2009.

Other Current Public Company Directorships: None.

Other Public Company Directorships within Past 5 Years: None.

Qualifications: Mr. De Castro provides the Board with valuable insight into media, mobile and technology platforms. His experiences at Yahoo! and Google, as well as his prior experience at Dell Inc. provides him with global perspectives on leading operations, strategy, partner management and revenue generation in the technology and media industries.

Committees: Corporate Responsibility, Nominating & Governance.

		47	2013

Calvin Darden	Calvin Darden is Chairman of Darden Development Group, LLC, a real estate development company, a position he has held on a full-time basis since November 2009. From February 2006 to November 2009, he was Chairman of The Atlanta Beltline, Inc., an urban revitalization project for the City of Atlanta.

Other Current Public Company Directorships: Coca-Cola Enterprises, Inc. and Cardinal Health, Inc.

Other Public Company Directorships within Past 5 Years: None.

Qualifications: Mr. Darden provides the Board with significant experience in supply chain networks, logistics, customer service and management of a large-scale workforce obtained over his 33-year career with United Parcel Service of America, Inc., and more recently has developed expertise in community relations and real estate development.

Committees: Compensation, Nominating & Governance.

		63	2003

Director	Principal Occupation, other Directorships and Qualifications	Age	Director Since
Mary N. Dillon	Mary N. Dillon is President, Chief Executive Officer and a director of United States Cellular Corporation, a provider of wireless telecommunication services, positions she has held since June 2010. Previously, Ms. Dillon was Executive Vice President and Global Chief Marketing Officer of McDonald's Corporation, a global restaurant company, from October 2005 to June 2010.

Other Current Public Company Directorships: None.

Other Public Company Directorships within Past 5 Years: None.

Qualifications: Ms. Dillon provides the Board with substantial expertise in marketing, brand management, and consumer sales obtained from her roles with McDonald's and prior experience with the Quaker Foods division of PepsiCo. Her current role as CEO of a large publicly-held company provides the Board with additional top-level perspective in organizational management.

Committees: Compensation, Corporate Responsibility.

		51	2007

James A. Johnson	James A. Johnson founded Johnson Capital Partners, a private consulting company, in January 2000 and he continues to be actively engaged with that firm. Mr. Johnson was Vice Chairman of Perseus, LLC, a merchant banking private equity firm, from April 2001 to June 2012.

Other Current Public Company Directorships: The Goldman Sachs Group, Inc. and Forestar Group Inc.

Other Public Company Directorships within Past 5 Years: UnitedHealth Group Incorporated and KB Home.

Qualifications: Mr. Johnson has more than 40 years of experience in the business and public sectors. Mr. Johnson provides the Board with strong leadership and consensus-building capabilities as well as a solid understanding of public policy dynamics, corporate governance and reputation management issues.

Committees: Compensation (Chair), Corporate Responsibility.

		69	1996

Director	Principal Occupation, other Directorships and Qualifications	Age	Director Since
Mary E. Minnick	Mary E. Minnick is a Partner of Lion Capital, a consumer-focused private investment firm, a position she has held since May 2007.

Other Current Public Company Directorships: The WhiteWave Foods Company, Heineken NV.

Other Public Company Directorships within Past 5 Years: None.

Qualifications: Ms. Minnick provides the Board with substantial expertise in building brand awareness, general management, product development, marketing, distribution and sales on a global scale obtained over her 23-year career with The Coca-Cola Company. Her current position with Lion Capital provides the Board with additional insights into the retail business and consumer marketing trends outside the United States.

Committees: Audit, Corporate Responsibility.

		53	2005

Anne M. Mulcahy	Anne M. Mulcahy is Chairman of the Board of Trustees of Save The Children Federation, Inc., a non-profit organization dedicated to creating lasting change in the lives of children throughout the world, a position she has held since March 2010. She previously served as Chairman of the Board of Xerox Corp., a document management company, from January 2002 to May 2010, and Chief Executive Officer of Xerox from August 2001 to July 2009.

Other Current Public Company Directorships: The Washington Post Company and Johnson & Johnson.

Other Public Company Directorships within Past 5 Years: Citigroup Inc.

Qualifications: Ms. Mulcahy obtained extensive experience in all areas of business management as she led Xerox through a transformational turnaround. This experience, combined with her leadership roles in business trade associations and public policy activities, provides the Board with additional expertise in the areas of organizational effectiveness, financial management and corporate governance.

Committees: Nominating & Governance (Chair), Finance.

		60	1997

Director	Principal Occupation, other Directorships and Qualifications	Age	Director Since
Derica W. Rice	Derica W. Rice is Executive Vice President, Global Services and Chief Financial Officer of Eli Lilly and Company, a pharmaceutical company, positions he has held since January 2010 and May 2006, respectively. From May 2006 to December 2009, he served as Eli Lilly's Senior Vice President and Chief Financial Officer.

Other Current Public Company Directorships: None.

Other Public Company Directorships within Past 5 Years: None.

Qualifications: Mr. Rice's career with Eli Lilly has provided him with substantial experience in managing worldwide financial operations. His expertise gives the Board additional skills in the areas of financial oversight, risk management and the alignment of financial and strategic initiatives.

Committees: Finance (Chair), Audit.

		48	2007

Gregg W. Steinhafel	Gregg W. Steinhafel is Chairman of the Board, Chief Executive Officer and President of Target. He began his career at Target as a merchandise trainee in 1979 and subsequently advanced through a variety of merchandising and operational management positions. Mr. Steinhafel became President of Target in August 1999, Chief Executive Officer in May 2008 and Chairman in February 2009.

Other Current Public Company Directorships: The Toro Company.

Other Public Company Directorships within Past 5 Years: None.

Qualifications: In his more than 30 years at Target, Mr. Steinhafel has gained meaningful leadership experience and retail knowledge. As Chief Executive Officer, he is responsible for determining Target's strategy and clearly articulating priorities, as well as aligning and motivating the organization to execute effectively and ensure continued success. These capabilities, combined with Mr. Steinhafel's intimate understanding of Target's guests and unwavering commitment to Target's brand, make him uniquely qualified to serve on the Board.

Committees: None.

		58	2007

Director	Principal Occupation, other Directorships and Qualifications	Age	Director Since
John G. Stumpf	John G. Stumpf is Chairman of the Board, President and Chief Executive Officer of Wells Fargo & Company, a banking and financial services company. He has been President since August 2005, Chief Executive Officer since June 2007, and Chairman since January 2010. A 30-year veteran of Wells Fargo, he has held various operational and managerial positions throughout his career.

Other Current Public Company Directorships: Chevron Corporation.

Other Public Company Directorships within Past 5 Years: None.

Qualifications: Mr. Stumpf's current role as Chairman, President and Chief Executive Officer of Wells Fargo, and long career in banking, provides the Board with expertise in brand management, financial oversight and stewardship of capital.

Committees: Compensation, Finance.

		59	2010

Solomon D. Trujillo	Solomon D. Trujillo served as Chief Executive Officer and a director of Telstra Corporation Limited, Australia's leading telecommunications company, from July 2005 to May 2009.

Other Current Public Company Directorships: The Western Union Company and WPP plc.

Other Public Company Directorships within Past 5 Years: None.

Qualifications: Mr. Trujillo is an international business executive with three decades experience as CEO of large market cap global companies in the telecommunications, media and cable industries headquartered in the United States, the European Union and the Asia-Pacific region. He has global operations experience and provides the Board with substantial international experience and expertise in the retail, technology, media and communications industries.

Committees: Corporate Responsibility (Chair), Nominating & Governance.

		61	1994

GENERAL INFORMATION ABOUT THE BOARD OF DIRECTORS
AND CORPORATE GOVERNANCE

Director Independence

The Board of Directors believes that a substantial majority of its members should be independent directors. The Board annually reviews all relationships that directors have with Target to affirmatively determine whether the directors are independent. If a director has a material relationship with Target, that director is not independent. The listing standards of the New York Stock Exchange (NYSE) set forth certain relationships that, if present, preclude a finding of independence.

The Board affirmatively determined that all non-management directors are independent. Mr. Steinhafel is the only management director and is not independent. In making this determination, the Board specifically considered the following transactions, all of which were entered into in the ordinary course of business:

  •
  For Mr. Baker, the payments by Target to Ecolab for supplies, servicing, repairs and merchandise, which amounted to less than 0.01% of Ecolab's annual revenues in each of the last three fiscal years.

  •
  For Mr. De Castro, the payments by Target to Yahoo! for advertising, search marketing, and other services, which amounted to less than 0.3% of Yahoo!'s annual revenues in each of the last three fiscal years.

  •
  For Ms. Dillon, the payments by Target to U.S. Cellular for telecommunication services, which amounted to less than 0.01% of U.S. Cellular's annual revenues in each of the last three fiscal years.

  •
  For Ms. Minnick, her indirect ownership position in portfolio companies of Lion Capital that are merchandise vendors of Target. Her indirect ownership in these portfolio companies is less than 5%, and Target's annual purchases constitute less than 2% of each portfolio company's annual revenues for each of the last three fiscal years.

  •
  For Ms. Mulcahy, the charitable contributions by Target to Save the Children Federation, which amounted to less than 2% of Save the Children's annual revenues in each of the last three fiscal years.

  •
  For Mr. Stumpf, the payments by Target to Wells Fargo for commercial banking, brokerage, trust and equipment financing services, and commitment fees for Wells Fargo's role as a non-lead participant in Target's syndicated revolving credit facility. Target's total payments to Wells Fargo amounted to less than 0.01% of Wells Fargo's annual revenues in each of the last three fiscal years. Target does not use Wells Fargo for any investment banking, consulting or advisory services.

Mr. Sanger served as an independent director until his retirement in March 2013.

Corporate Governance Documents Available on Our Website

Copies of our key corporate governance documents are available on our website, www.target.com (click on "Investor Relations," then "Investors" and "Corporate Governance"). These documents include our Articles of Incorporation, Bylaws, Corporate Governance Guidelines, Position Descriptions (charters) for each of the Board's committees, our Business Conduct Guide and our Corporate Responsibility Report.

Board Meetings; Attendance at Annual Shareholders Meeting

The Board of Directors met six times during fiscal 2012. All directors attended at least 75% of the aggregate total of meetings of the Board and Board Committees on which the director served during the last fiscal year.

Ten of our directors attended our June 2012 Annual Meeting of Shareholders. The Board has a policy requiring all directors to attend all Annual Meetings of Shareholders, absent extraordinary circumstances.

Board Leadership Structure

The Board is led by Mr. Steinhafel in his role as Chairman. Mr. Steinhafel is also the Chief Executive Officer. The Board has designated a lead independent director position to complement the Chairman's role, and to serve as the principal liaison between the non-management directors and the Chairman.

The Board continues to believe that its current structure is appropriate for Target at this time. Specifically, the Board believes that in light of Target's clear strategy and the strength of its overall governance practices, a combined Chairman/CEO role will more effectively unify the Board and management around the specific initiatives to support Target's strategy. The Board continues to separately evaluate Mr. Steinhafel annually in each of his roles, and it has retained the discretion to separate the Chairman/CEO roles at any time if the Board believes it would better serve the interests of Target. The Board also concluded that its lead independent director position effectively balances any risk of concentration of authority that may exist with a combined Chairman/CEO position.

Mr. Johnson is our lead independent director. As lead director, Mr. Johnson:

  •
  Has the authority to convene meetings of the Board, and executive sessions consisting solely of independent directors at every meeting;

  •
  Presides at all meetings of the Board of Directors at which the Chairman of the Board is not present, including executive sessions of independent directors;

  •
  Conducts the annual performance reviews of the Chief Executive Officer and Chairman of the Board, with input from the other independent directors, and serves as the primary liaison between the CEO and the independent directors;

  •
  Approves meeting schedules, agendas and the information furnished to the Board to ensure that the Board has adequate time and information for discussion; and

  •
  Is available for consultation and direct communication with major shareholders as appropriate.

Management Succession Planning

One of the primary responsibilities of the Board is to ensure that Target has a high-performing management team in place. On an annual basis, the Board conducts a detailed review of management development and succession planning activities to maximize the pool of internal candidates who can assume top management positions without undue interruption. In addition, the Board has adopted a CEO emergency succession policy to govern unforeseen succession needs.

Risk Oversight

The primary responsibility for the identification, assessment and management of the various risks that we face belongs with management. The Board's oversight of these risks occurs as an integral and continuous part of the Board's oversight of our business. For example, our principal strategic risks are reviewed as part of the Board's regular discussion and consideration of our strategy, and the alignment of specific initiatives with this strategy. Similarly, at every meeting the Board reviews the principal factors influencing our operating results, including the competitive environment, and discusses with our senior executive officers the major events, activities and challenges affecting their respective functional areas. The Board's ongoing oversight of risk also occurs at the Board Committee level on a more focused basis, as described in the description of each Committee's responsibilities, as applicable.

Committees

The Board has the following committees and committee composition (all of whom are independent directors) as of the date of this proxy statement:

Nominating & Governance	Compensation	Audit	Finance	Corporate Responsibility
Ms. Mulcahy, Chair	Mr. Johnson, Chair	Ms. Austin, Chair	Mr. Rice, Chair	Mr. Trujillo, Chair
Mr. Baker	Mr. Darden	Mr. Baker	Ms. Austin	Mr. De Castro
Mr. De Castro	Ms. Dillon	Ms. Minnick	Ms. Mulcahy	Ms. Dillon
Mr. Darden	Mr. Stumpf	Mr. Rice	Mr. Stumpf	Mr. Johnson
Mr. Trujillo				Ms. Minnick

A description of each Committee's function and number of meetings during fiscal 2012 follows.

Nominating & Governance Committee

The Nominating & Governance Committee oversees our corporate governance practices and identifies individuals qualified to become Board members. After identifying qualified Board candidates, the Nominating & Governance Committee will make a recommendation to the full Board with respect to candidates to stand for election or otherwise be added to the Board. The Nominating & Governance Committee held three meetings during the last fiscal year.

Compensation Committee

The Compensation Committee has responsibility for determining the composition and value of non-CEO executive officer compensation and making recommendations with respect to CEO compensation to the independent members of the Board, who collectively have final approval authority. The Compensation Committee's responsibilities include reviewing our compensation philosophy, selection and relative weightings of different compensation elements to balance risk, reward and retention objectives, the alignment of incentive compensation performance measures with our strategy, and specific compensation levels for each executive officer. The Compensation Committee also reviews the compensation provided to non-management directors and makes recommendations to the independent members of the Board. The Compensation Committee also discusses with its compensation consultant the results of the regular review of whether our compensation policies and practices create material risks to Target. Please see pages 39-40 of the Compensation Discussion and Analysis for more details about our most recent compensation policies risk assessment.

The Compensation Committee may not delegate its primary responsibility of overseeing executive officer compensation, but it may delegate to management the administrative aspects of our compensation plans that do not involve the setting of compensation levels for executive officers. Additional information on the processes and procedures for executive compensation determinations, including the role of management and compensation consultants, is contained in the Compensation Discussion and Analysis beginning on page 24. The Compensation Committee held four meetings during the last fiscal year.

Audit Committee

The Audit Committee assists the Board with the oversight of our financial reporting process and our compliance programs. The Audit Committee's financial reporting process oversight responsibilities include the integrity of our financial statements and internal controls, the independent auditor's qualifications and independence and performance of our internal audit function. The Audit Committee's compliance program oversight responsibilities include compliance with legal and regulatory requirements, our business ethics program and review and approval of transactions with related persons. The Audit Committee supplements the Board's ongoing oversight of risk, through periodic review of our risk assessment process, which facilitates identification and consideration of our risk exposures in the context of our overall strategic objectives.

The Board of Directors has determined that all members of the Committee satisfy the independence requirements of the NYSE and SEC, and all members have acquired the attributes necessary to qualify them as "audit committee financial experts" as defined by applicable SEC rules.

The duties and activities of the Audit Committee are further described in the Report of the Audit Committee on page 62. The Audit Committee held six meetings during the last fiscal year.

Finance Committee

The Finance Committee reviews our primary financial policies and strategies, including our liquidity position, funding requirements, ability to access the capital markets, interest rate exposures and policies regarding return of cash to shareholders. The Finance Committee held two meetings during the last fiscal year.

Corporate Responsibility Committee

The Corporate Responsibility Committee reviews and evaluates our public affairs, community relations, corporate social responsibility and reputation management programs. The Corporate Responsibility Committee is primarily responsible for assessing and managing reputational risk. The Corporate Responsibility Committee held two meetings during the last fiscal year.

Communications with Directors

Shareholders and other interested parties seeking to communicate with any individual director or group of directors may send correspondence to Target Board of Directors, c/o Corporate Secretary, 1000 Nicollet Mall, TPS-2670, Minneapolis, Minnesota 55403 or may send an email to BoardOfDirectors@target.com, which is managed by the Corporate Secretary. The Corporate Secretary, in turn, has been instructed by the Board to forward all communications, except those that are clearly unrelated to Board or shareholder matters, to the relevant Board members.

Director Compensation

General Description of Director Compensation

Our non-employee director compensation program allows directors to choose one of three forms of annual compensation—(a) a combination of cash, stock options, and restricted stock units (RSUs), (b) all stock options (if the director already meets our stock ownership guidelines, described below under "Economic Ownership; Stock Ownership Guidelines"), or (c) all RSUs. Each form under the compensation program is intended to provide approximately the same level of compensation to non-employee directors as follows:

	Combination	All Stock Options	All RSUs
Cash	$90,000	$0	$0
Stock Options	$80,000	$260,000	$0
RSUs	$90,000	$0	$260,000

Total Compensation	$260,000	$260,000	$260,000

The three forms of annual compensation have the following terms:

  •
  The cash retainer is paid pro-rata in quarterly installments. Directors may defer receipt of all or a portion of any cash retainer into the Director Deferred Compensation Plan. Deferrals earn market returns based on the investment alternatives chosen by them from the funds offered by Target's 401(k) Plan, including the Target Corporation Common Stock Fund.

  •
  The size of stock option grants are based on the estimated fair value as determined under the Towers Watson Black-Scholes option pricing methodology. Stock options are granted in January and are immediately vested, but are not exercisable until one year after the grant date. Stock options granted in and after 2012 have a ten-year term. Stock options granted in 2011 and prior years have a term equal to the lesser of ten years from the date of grant or five years following a director's departure from the Board.

  •
  RSUs are settled in shares of Target common stock immediately following a director's departure from the Board. Dividend equivalents are paid on RSUs in the form of additional RSUs. RSUs are granted in January and vest quarterly over a one-year period.

The Lead Director and Committee Chairpersons receive additional compensation for those roles, which are paid (a) in cash if the director elects a combination of cash, stock options and RSUs, (b) in stock options if the director elects all stock options, or (c) in RSUs if the director elects all RSUs. New directors also receive a one-time grant of RSUs with a $50,000 grant date fair value upon joining the Board.

Director Compensation Table(1)

Name	Fees Earned or Paid in Cash	Stock Awards (2)(3)	Option Awards (2)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4)(5)	Total (6)
Roxanne S. Austin(7)	$120,000	$90,055	$71,477	$0	$281,532
Calvin Darden	$90,000	$90,055	$71,477	$0	$251,532
Mary N. Dillon	$0	$260,004	$0	$0	$260,004
James A. Johnson(7)	$135,000	$90,055	$71,477	$13,174	$309,706
Mary E. Minnick	$0	$260,004	$0	$0	$260,004
Anne M. Mulcahy(7)	$0	$275,003	$0	$0	$275,003
Derica W. Rice	$0	$260,004	$0	$0	$260,004
Stephen W. Sanger(7)(8)	$0	$0	$245,682	$8,527	$254,209
John G. Stumpf	$90,000	$90,055	$71,477	$0	$251,532
Solomon D. Trujillo(7)	$105,000	$90,055	$71,477	$32,165	$298,697

(1)
Mr. Baker and Mr. De Castro are not reflected in the Director Compensation Table because they became directors after the end of fiscal 2012.

(2)
Amounts represent the aggregate grant date fair value of RSUs and stock options that were granted in fiscal 2012, as computed in accordance with FASB ASC Topic 718, Stock Compensation, which uses assumptions that differ from the assumptions used in the Towers Watson Black-Scholes methodology referred to above. See Note 26, Share-Based Compensation, to our consolidated financial statements for fiscal 2012 for a description of our accounting and the assumptions used. Details on the stock awards and option awards granted during fiscal 2012 are as follows:

	Stock Awards (RSUs)		Option Awards
Name	# of Units	Grant Date Fair Value	# of Shares	Grant Date Fair Value
Ms. Austin	1,489	$90,055	7,415	$71,477
Mr. Darden	1,489	$90,055	7,415	$71,477
Ms. Dillon	4,299	$260,004	0	$0
Mr. Johnson	1,489	$90,055	7,415	$71,477
Ms. Minnick	4,299	$260,004	0	$0
Ms. Mulcahy	4,547	$275,003	0	$0
Mr. Rice	4,299	$260,004	0	$0
Mr. Sanger	0	$0	25,487	$245,682
Mr. Stumpf	1,489	$90,055	7,415	$71,477
Mr. Trujillo	1,489	$90,055	7,415	$71,477

(3)
The aggregate number of unexercised stock options and unvested RSUs outstanding at fiscal year-end held by directors was as follows:

Name	Stock Options	Restricted Stock Units
Ms. Austin	42,513	1,489
Mr. Darden	59,362	1,489
Ms. Dillon	0	4,299
Mr. Johnson	96,680	1,489
Ms. Minnick	0	4,299
Ms. Mulcahy	35,124	4,547
Mr. Rice	0	4,299
Mr. Sanger	122,943	4,618
Mr. Stumpf	17,889	1,489
Mr. Trujillo	76,147	1,489
(4)
Amount reported represents above-market earnings on nonqualified deferred compensation, consisting of an additional 7.07% annual return on a frozen deferred compensation plan. Prior to December 31, 1996, deferrals were allowed under our Deferred Compensation Plan Directors (DCP-Director). No new deferrals or participants were allowed after that year. Participants' DCP-Director accounts are credited each month with earnings based on the average Moody's Bond Indices Corporate AA rate for June of the preceding calendar year, plus an additional annual return of 6%. The minimum crediting rate is 12% and the maximum is 20%.

(5)
In addition to amounts reported, non-employee directors who were elected prior to 1997 are eligible to receive a lump-sum payment in the February following the date they leave their directorship. The payment is equal to the present value of an annual payment stream of $25,000 (i.e., the director's fee in effect as of December 31, 1996) for a period equal to the number of years of service of the individual as a director before December 31, 1996. The present value is based on a discount rate of 3.75% based on the Moody's Bond Indices Corporate AA rate on December 31, 2012. During fiscal 2012, there were three directors eligible to receive a benefit under this program. These directors, and their current benefit values are:

Name	Retirement Benefit
Mr. Johnson	$18,947
Mr. Sanger	$17,181
Mr. Trujillo	$53,884
(6)
In addition to the amounts reported, all directors also receive a 10% discount on merchandise purchased at Target stores and Target.com, both during active service and following retirement. Non-employee directors are also provided with $100,000 of accidental death life insurance.

(7)
The following directors received additional compensation in fiscal 2012 for their roles as Committee Chairpersons and, in the case of Mr. Johnson, as Lead Director. The additional compensation is reflected in "Fees Earned or Paid in Cash," "Stock Awards," and/or "Option Awards" based on the form of annual compensation selected by the director as described above under the heading "General Description of Director Compensation."

Name	Role(s)	Amount(s)
Ms. Austin	Audit Chairperson	$30,000
Mr. Johnson	Lead Director	$25,000
	Compensation Chairperson	$20,000
Ms. Mulcahy	Finance Chairperson	$15,000
Mr. Sanger	Nominating & Governance Chairperson	$15,000
Mr. Trujillo	Corporate Responsibility Chairperson	$15,000
(8)
Mr. Sanger retired from the Board on March 13, 2013.

CERTAIN RELATIONSHIPS

Policy on Transactions with Related Persons

The Board of Directors has adopted a written policy requiring that any transaction: (a) involving Target; (b) in which one of our directors, nominees for director, executive officers, or greater than five percent shareholders, or their immediate family members, have a direct or indirect material interest; and (c) where the amount involved exceeds $120,000 in any fiscal year, be approved or ratified by a majority of independent directors of the full Board or by a designated committee of the Board. The Board has designated the Audit Committee as having responsibility for reviewing and approving all such transactions except those dealing with compensation of executive officers and directors, or their immediate family members, in which case it will be reviewed and approved by the Compensation Committee.

In determining whether to approve or ratify any such transaction, the independent directors or relevant committee must consider, in addition to other factors deemed appropriate, whether the transaction is on terms no less favorable to Target than those involving unrelated parties. No director may participate in any review, approval or ratification of any transaction if he or she, or his or her immediate family member, has a direct or indirect material interest in the transaction.

We did not have any transactions requiring review and approval in accordance with this policy during fiscal 2012 and through the date of this proxy statement.

BENEFICIAL OWNERSHIP OF CERTAIN SHAREHOLDERS

Share Ownership of Directors and Officers

Set forth below is information regarding the shares of Target common stock (our only outstanding class of equity securities) which are owned on March 15, 2013 or which the person has the right to acquire within 60 days of March 15, 2013 for each director, executive officer named in the Summary Compensation Table on page 42, and all Target directors and executive officers as a group.

Name of Individual or Number of Persons in Group	Shares Directly or Indirectly Owned	Shares Issuable within 60 Days(1)	Stock Options Exercisable within 60 Days	Total Shares Beneficially Owned(2)
Roxanne S. Austin	0	12,157	35,098	47,255
Douglas M. Baker, Jr.(3)	0	467	0	467
Henrique De Castro(3)	0	467	0	467
Calvin Darden	0	12,157	51,947	64,104
Mary N. Dillon	0	30,589	0	30,589
James A. Johnson	0	12,344	89,265	101,609
Mary E. Minnick	886	38,926	0	39,812
Anne M. Mulcahy	7,114	16,814	35,124	59,052
Derica W. Rice	0	30,589	0	30,589
John G. Stumpf	0	4,709	10,474	15,183
Solomon D. Trujillo	55,100	9,254	68,732	133,086
Gregg W. Steinhafel	529,764(4)	0	1,310,313	1,840,077
John J. Mulligan	9,583(4)	0	98,449	108,032
Kathryn A. Tesija	143,469(4)	0	386,709	530,178
Jeffrey J. Jones II	282(4)	0	0	282
Tina M. Schiel	11,339(4)	164	114,271	125,774
Douglas A. Scovanner	26,119	0	550,061	576,180
All directors and executive officers as a group (24 persons)	888,237(4)	171,312	4,452,885	5,512,434

(1)
Includes shares of common stock that the named individuals may acquire on or before May 14, 2013 pursuant to the conversion of vested RSUs into common stock.

(2)
All directors and executive officers as a group own less than 1% of Target's outstanding common stock. The persons listed have sole voting and investment power with respect to the shares listed except that Mr. Trujillo has shared voting and investment power over 29,183 shares and Mr. Steinhafel has shared voting and investment power over 242,151 shares.

(3)
Mr. Baker and Mr. De Castro became directors on March 13, 2013.

(4)
Includes shares of common stock owned by executive officers in the Target 401(k) Plan as of March 15, 2013.

Economic Ownership; Stock Ownership Guidelines

Because the table above is limited to shares that are owned or which the person has the right to acquire within 60 days, it does not present a complete view of the economic exposure our directors and executive officers have to Target common stock. Excluded from the table above are RSUs which will be converted into common stock more than 60 days from March 15, 2013, and deferred compensation amounts that are indexed to Target common stock, but ultimately paid in cash.

We have stock ownership guidelines for our directors and executive officers that are based on economic ownership. These guidelines recognize the following forms of economic ownership:

  •
  Outstanding shares that the person owns or is deemed to own under the federal securities laws;

  •
  Restricted stock and RSUs, whether vested or unvested; and

  •
  Share equivalents that are held under deferred compensation arrangements.

Our ownership guideline amount for non-employee directors is a fixed value of $270,000, and directors are expected to achieve this level of ownership within five years of their appointment. All directors currently comply with these stock ownership guidelines. The following table shows the economic ownership position of each director as of March 15, 2013:

Name	Shares Directly or Indirectly Owned	RSUs	Share Equivalents	Total Economic Ownership (# of Shares)	Value at March 15, 2013(1)
Roxanne S. Austin	0	13,280	0	13,280	$887,104
Douglas M. Baker, Jr.(2)	0	1,863	0	1,863	$124,448
Henrique De Castro(2)	0	1,863	0	1,863	$124,448
Calvin Darden	0	13,280	718	13,998	$935,096
Mary N. Dillon	0	33,832	0	33,832	$2,259,978
James A. Johnson	0	13,467	884	14,351	$958,678
Mary E. Minnick	886	42,169	411	43,466	$2,903,522
Anne M. Mulcahy	7,114	20,243	0	27,357	$1,827,448
Derica W. Rice	0	33,832	0	33,832	$2,259,978
John G. Stumpf	0	5,832	0	5,832	$389,578
Solomon D. Trujillo	55,100	10,377	0	65,477	$4,373,864

(1)
Based on closing stock price of $66.80 as of March 15, 2013.

(2)
Mr. Baker and Mr. De Castro joined the Board on March 13, 2013. They are in compliance with our stock ownership guidelines because they have five years from that date to meet the specified stock ownership level.

Our ownership guideline amount for executive officers is based on a multiple of base salary as follows:

  •
  CEO: 5X base salary

  •
  Other executive officers: 3X base salary

Executive officers are expected to achieve this level of ownership within five years of their appointment. All of our named executive officers (NEOs) who are currently employed with us comply with our guidelines. The following table shows the economic ownership position of each NEO as of March 15, 2013:

Name	Shares Directly or Indirectly Owned	RSUs	Share Equivalents	Total Economic Ownership (# of Shares)	Multiple of Base Salary Held at March 15, 2013(1)
Gregg W. Steinhafel	529,764	148,716	376,686	1,055,166	47.0
John J. Mulligan	9,583	34,518	9,987	54,088	5.2
Kathryn A. Tesija	143,469	63,529	8,953	215,951	15.2
Jeffrey J. Jones II	282	51,517	0	51,799	4.9
Tina M. Schiel	11,339	38,908	11,138	61,385	5.7

(1)
Based on closing stock price of $66.80 as of March 15, 2013.

If a director or executive officer has not satisfied the ownership guideline amounts by the compliance deadline, he or she must retain all shares acquired on the vesting of equity awards or the exercise of stock options (in all cases net of exercise costs and taxes) until compliance is achieved.

Largest Owners of Target's Shares

The table below sets forth certain information as to each person or entity known to us to be the beneficial owner of more than five percent of any class of our voting securities (percent of class based on shares outstanding on March 15, 2013):

Name and Address of Beneficial Owner	Number of Common Shares Beneficially Owned	Percent of Class
State Street Corporation One Lincoln Street Boston, Massachusetts 02111	60,783,464(1)	9.5%
The Vanguard Group 100 Vanguard Boulevard Malvern, Pennsylvania 19355	33,233,402(2)	5.2%

(1)
State Street Corporation (State Street) reported its direct and indirect beneficial ownership in various fiduciary capacities (including as trustee under Target's 401(k) Plan) on a Schedule 13G filed with the SEC on February 12, 2013. The filing indicates that as of December 31, 2012, State Street had sole voting power for 0 shares, shared voting power for 60,783,464 shares, sole dispositive power for 0 shares and shared dispositive power for 60,783,464 shares.

(2)
The Vanguard Group (Vanguard) reported its direct and indirect beneficial ownership on a Schedule 13G filed with the SEC on February 11, 2013. The filing indicates that as of December 31, 2012, Vanguard had sole voting power for 1,113,901 shares, shared voting power for 0 shares, sole dispositive power for 32,127,483 shares and shared dispositive power for 1,105,919 shares.

 EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our annual report on Form 10-K and this proxy statement.

COMPENSATION COMMITTEE*

James A. Johnson, Chair
Calvin Darden
Mary N. Dillon
Stephen W. Sanger**

*
Mr. Stumpf joined the Compensation Committee following the preparation of this report.

**
Mr. Sanger retired from the Board on March 13, 2013 following the preparation of this report.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Our compensation programs are structured to align the interests of our executive officers with the interests of our shareholders. They are designed to attract, retain, and motivate a premier management team to sustain our distinctive brand and its competitive advantage in the marketplace, and to provide a framework that encourages outstanding financial results and shareholder returns over the long term. We pursue this alignment with shareholders through a pay-for-performance philosophy in which a mix of variable equity and cash compensation represents a majority of an executive officer's total potential compensation. Our cash and equity incentive programs use a balance of short and long-term performance metrics that support our business strategies and are reinforced by sound compensation governance to mitigate enterprise risk.

Our NEOs for fiscal 2012 are:

Name	Principal Position
Gregg W. Steinhafel	Chairman, President & Chief Executive Officer
John J. Mulligan	Executive Vice President & Chief Financial Officer
Kathryn A. Tesija	Executive Vice President, Merchandising & Supply Chain
Jeffrey J. Jones II	Executive Vice President & Chief Marketing Officer
Tina M. Schiel	Executive Vice President, Stores
Douglas A. Scovanner	Retired Executive Vice President & Chief Financial Officer

Performance Over Time

Target's Retail Sales and Adjusted Earnings Per Share (EPS) have experienced significant growth over the past five years:

(1)
2012 reflects 53 weeks of sales.

(2)
Adjusted EPS excludes the impact of our 2013 Canadian market entry, the gain on our credit card receivables held for sale, favorable resolution of various income tax matters and the loss on early retirement of debt. A reconciliation of non-GAAP financial measures to GAAP measures for 2010-2012 is provided on page 22 of our annual report on Form 10-K for fiscal 2012 and for 2009 is provided on pages 20-21 of our annual report on Form 10-K for fiscal 2011. 2008 represents GAAP diluted EPS.

In addition, we performed above median in terms of market share and earnings per share growth relative to our retail peer group over a three-year performance period (as detailed on pages 34-35) as measured by our results under our relative performance share unit (PSU) plan.

Our performance in terms of stock price appreciation and dividends paid has resulted in returns to Target shareholders that outpaced the median of our retail peer group (as defined on page 36) over the one and ten year time horizons:

Data Source: Bloomberg

(1)
Total shareholder return period ending January 31, 2013. Amazon.com is included only in the one-year period due to its recent addition to the retail peer group in late fiscal 2012.

2012 Performance Highlights

Our fiscal 2012 results indicate strong performance during the year and continued execution of our strategy:

  •
  We ranked 4th of the 15 retail peer companies in sales (market share) growth for the three-year period ended with fiscal 2012;

  •
  We ranked 5th of the 15 retail peer companies in EPS growth for the three-year period ended with fiscal 2012;

  •
  Our short-term incentive performance (Incentive Earnings Before Interest and Taxes and Incentive Economic Value Added) was above the goal we set at the beginning of fiscal 2012, resulting in a payout under the financial component of our short-term incentive program that was modestly above the goal level;

  •
  U.S. Retail Segment comparable-store sales grew by 2.7% in fiscal 2012;

  •
  Adjusted diluted EPS, which we report as a measure of the performance of our U.S. businesses, was $4.76, up 7.9% from a year ago. A reconciliation of non-GAAP financial measures to GAAP measures is provided on page 22 of our annual report on Form 10-K for fiscal 2012; and

  •
  Diluted GAAP EPS was $4.52, up 5.6% from fiscal 2011. This reflects record year-over-year earnings, even with the impact of significant investments in a number of strategies including our Canadian retail market entry, U.S. store remodel program, REDcard rewards program, and CityTarget, offset to some extent by the gain on our consumer credit card receivables held for sale.

All references to segments in this Compensation Discussion and Analysis are to those segments reported in our annual report on Form 10-K for fiscal 2012.

2012 Compensation Decisions

Key compensation decisions for our NEOs in fiscal 2012 are as follows:

  •
  Eliminated our historic practice of providing the CEO with a year-end discretionary cash bonus and replaced it with performance-linked long-term incentive (LTI) compensation to further align his compensation with shareholders;

  •
  Included our Canadian Segment performance in our short-term incentive (STI) compensation program so that management's incentives are fully aligned with achieving key performance milestones in this important business strategy; and

  •
  Continued to use a relative performance model for our PSUs, which requires above-median performance in two key financial performance measures for a goal-level payout, and replaced Supervalu with Amazon.com among our retail peer companies we will measure ourselves against for the next three year performance cycle.

Compensation Governance

In addition, we continued our sound corporate governance of pay practices, including:

  •
  An independent compensation consultant, Semler Brossy Consulting Group (SBCG), to assist the Committee and the Board with determining CEO compensation;

  •
  An annual compensation risk assessment (as detailed on page 39-40);

  •
  Stock ownership guidelines for executive officers and directors, supplemented with an anti-hedging policy;

  •
  A clawback policy to recover incentive compensation if it is based on inaccurate financial statements;

  •
  Prohibiting repricing of stock options without shareholder approval; and

  •
  Not providing tax gross-ups to our executive officers.

The following sections discuss our compensation program and each element of compensation in more detail.

Our Performance Framework for Executive Compensation

Pay-for-Performance Philosophy

In broad terms, our compensation programs for executive officers focus on clear and consistent pay-for-performance criteria and reflect the competitive environment in which we operate. More specifically, we:

  •
  Establish short-term incentive payout levels to provide an opportunity for compensation payments in the upper quartile of the marketplace when financial performance goals are exceeded, and for significantly reduced compensation when our financial performance is below expectations;

  •
  Incorporate a mix of variable cash and equity compensation elements with varying time horizons and financial measures to reward sustained outstanding performance;

  •
  Provide a competitive package heavily weighted in stock-based compensation that is subject to increases and decreases in stock price value to align future realized compensation with returns to our shareholders; and

  •
  Establish PSU payout levels for performance measured against our retail peer group, such that Target is required to achieve a relative rank above the median of the retail peer group for a goal-level payout.

Pay Mix Allocation

Our compensation programs embrace a strong pay-for-performance approach, in which variable compensation, also referred to as pay-at-risk, represents a majority of potential total compensation in order to motivate and reward sustained outstanding performance that is aligned with shareholder interests.

Total direct compensation (TDC) for our executive officers is comprised of three compensation elements: base salary, short-term incentive compensation, and long-term incentive compensation. We provide long-term incentive compensation to our executive officers in the form of stock options, PSUs and RSUs. TDC is allocated among the components in consideration of our strong pay-for-performance culture and in view of external practices and trends. Our competitive market assessment includes a comparison of the amount of each element provided to our executive officers to the compensation provided to their external counterparts among our retail and general industry peer groups. We also examine the portion provided in each element as a percentage of TDC. These reference points provide perspective on the external competitiveness of our programs to ensure we maintain our desired relative emphasis on variable compensation as a percentage of TDC.

As illustrated below, fiscal 2012 pay mix provided to our NEOs is heavily concentrated in variable compensation elements:

Pay Mix Components

Our compensation programs use a combination of performance measures with short (annual) and long-term time horizons to provide a balanced assessment of performance and risk over time and to support our financial and strategic objectives.

Element	Measure/Metric	Objective

Base Salary	Scope of Role, Experience	Reflects the scope and complexity of each executive officer's roles, individual skills, contributions, and prior experience.

Short-Term Incentive	Earnings Before Interest and Taxes (Incentive EBIT)	Reinforces our focus on profitability.
	Economic Value Added (Incentive EVA)	Evaluates the degree to which capital is efficiently invested through balancing profitability with capital investments.
Personal Performance (excluding CEO)
Recognizes additional critical factors based on subjective management criteria, including the ability to develop a high performing team, ability to lead strategic initiatives and demonstration of a strong commitment to high ethical standards.

Long-Term Incentive: PSUs	Change in Market Share	Incents continued domestic net sales growth captured relative to our retail peer group over a three-year period.
	EPS Compound Annual Growth Rate	Focuses on achieving sufficiently high growth in EPS relative to our retail peer group over a three-year period.

Long-Term Incentives: RSUs, Stock Options and PSUs	Stock Price	Ties executive compensation with our shareholders' value assessment. We believe that consistent execution of our strategy over multi-year periods will lead to an increase in stock price.

Pay-for-Performance Link

By our program design, the actual TDC earned by our executive officers will vary significantly depending on the company's financial performance and, for executives below the CEO, individual performance that contributes to the company's results.

The following chart highlights the variability concept of our compensation program. It shows our CEO's fiscal 2012 TDC at-goal and the value of the TDC package one year later under two performance scenarios: above-goal performance reflecting EBIT and EVA results at 10% above goal with 10% stock price appreciation for the year; and below-goal performance reflecting EBIT and EVA results at 10% below goal with 10% stock price depreciation:

Our other NEOs' TDC packages exhibit a similar level of variability. With this backdrop, the remainder of this section discusses in greater detail our CEO and other NEO compensation, and each component of TDC.

Executive Officer Compensation Determinations

When determining executive officer's TDC assuming at-goal payout levels (commonly referred to as "target" levels of performance), we consider a multitude of factors to ensure that the packages are in line with our pay-for-performance philosophy while remaining competitive in the market for talent. We consider individual factors such as performance, experience and internal comparisons. Peer group market positioning is another important factor considered in determining each executive officer's TDC (as discussed on pages 35-36). Due to imperfect comparability of executive officer positions between companies, peer group market position serves as a reference point in the TDC determination process rather than a formula-driven outcome. The following considerations are also utilized when determining at-goal TDC for our executive officers:

  •
  Pay-at-Risk Emphasis.  Pay-at-risk represents a higher percentage of TDC provided to our executive officers compared to that provided to executives among our retail and general industry peers. Particularly, for our CEO and other NEOs, 90% and 85% of TDC is in the form of pay-at-risk, respectively—aligning pay with our financial and/or stock price performance. Our executive officers are accountable for, and compensated based on, our performance and the functions they manage.

  •
  Relative Large Size.  We are among the largest of our retail and general industry peers with respect to certain key metrics (see chart on page 36).

  •
  Broad and Complex Job Scope.  The job scope of our executive officers is expansive and complex. Our flat organizational structure results in greater executive officer involvement and insight, leading to higher performance expectations. We also have vertical integration whereby we manage our own international sourcing operations, directly import a significant percentage of our inventory, and develop and manage a large portfolio of owned-brand offerings. We have supply chain sophistication with the variety of categories we offer in our stores, from perishable food products, to apparel and linens, to electronics and movies to pharmacies. Our multichannel initiatives and recent international expansion into Canada present additional layers of responsibilities for our NEOs.

  •
  High-Level Talent.  We seek to attract and retain the best available management talent to protect and advance the iconic Target brand. In particular, in the last 18 months we have performed external market searches for our Chief Financial Officer and Chief Marketing Officer roles and, as a result, acquired competitive data on TDC programs required to replace these NEO positions. These external searches reinforce our belief that our compensation programs are competitive.

Base Salary

We provide base salary as a means to provide a fixed amount of cash compensation to our executive officers. In alignment with our pay-for-performance philosophy, it represents the smallest portion of TDC. With respect to our NEOs disclosed in last year's proxy, our CEO's base salary again remained flat and Ms. Tesija received a fiscal 2012 base salary increase to reflect her performance in the prior year and her expanded responsibilities related to our multichannel initiatives.

Short-Term Incentives

Incentive opportunity under our short-term incentive compensation program is based on a percentage of an executive officer's base salary, objective financial performance measures of profitability (Incentive EBIT) and investment discipline (Incentive EVA), and for executive officers other than our CEO, personal performance level:

  •
  Profitability (Incentive EBIT).  Incentive EBIT accounts for 50% of the financial component of the short-term incentive payout. For fiscal 2012, Incentive EBIT includes U.S. Retail Segment EBIT, Canadian Segment EBIT, and U.S. Credit Spread to LIBOR (see Credit Spread to LIBOR definition and discussion in Item 7 of our annual report on Form 10-K). In establishing the goal for fiscal 2012, the Compensation Committee approved the inclusion of the Canadian Segment results, which consist almost entirely of start-up costs incurred during the performance period, to ensure the appropriate focus on this new segment.

  •
  Investment Discipline (Incentive EVA).  Incentive EVA accounts for the other 50% of the financial component of the short-term incentive payout. Incentive EVA is a measure of earnings after an estimated after-tax cost of capital charge. A positive Incentive EVA performance indicates we are generating returns on invested capital at rates higher than the cost of capital. Among other things, our use of Incentive EVA helps us temper the objective of increasing revenues through new store construction with a counterbalancing measure of the profitability of our investments in new stores. Consistent with our calculation for Incentive EBIT, our Canadian Segment results were included in fiscal 2012 Incentive EVA.

  •
  Personal Performance.  All executive officers (excluding the CEO) are eligible to earn a personal performance payment. Personal performance payments correspond to a predetermined percentage of base salary tied to a payout matrix for each personal performance review score. The maximum personal performance payout is equal to 46.7% of an executive officer's base salary. Review scores are a subjective element within our mix of variable compensation elements to recognize the critical factors upon which we believe leadership and performance should be judged, but which are not quantifiable or linked to our consolidated financial statements.

All personal performance payments for executive officers are reported in the "Bonus" column of the Summary Compensation Table, and any payments based on financial performance measures in our short-term incentive program are reported in the "Non-Equity Incentive Plan Compensation" column.

The following tables summarize the total short-term incentive opportunity for financial performance measures at 5% below goal, goal, and 5% above goal, and a representative incentive opportunity for the personal performance aspect of the short-term incentive program under various performance levels as a percentage of base pay:

Illustrative Payouts for CEO
(as a % of base salary)

	Performance Level
	5% Below Goal	Goal	5% Above Goal
Financial Component (50% EBIT, 50% EVA)	75%	150%	300%

Illustrative Payouts for Other NEOs
(as a % of base salary)

	Performance Level
	Below Goal(1)	Goal(2)	Above Goal(3)
Financial Component (50% EBIT, 50% EVA)	20%	53%	120%
Personal Performance Component	20%	27%	40%

Total	40%	80%	160%

(1)
Reflects financial performance at 5% below goal and "effective" personal performance.
(2)
Reflects financial performance at-goal and "excellent" personal performance.
(3)
Reflects financial performance at 5% above goal and "outstanding" personal performance.

Short-term incentive payouts have varied significantly based on our financial performance over the last five years. The following chart illustrates short-term incentive payouts in relation to goal payouts from fiscal 2008 to fiscal 2012 for our CEO:

2012 Financial Results for Short-Term Incentive Program.    In fiscal 2012, we achieved Incentive EBIT and Incentive EVA performance of 1.2% and 11.7% above goal, respectively. The goal levels for fiscal 2012 Incentive EBIT and Incentive EVA were established at the beginning of the year, and for the first time included the impact of the costs related to our Canadian market entry. In prior years the costs related to Canada were excluded from our short-term incentive program. Because Canada was still in the start-up phase in fiscal 2012, with start-up costs and no sales, including Canada reduced our overall expected Incentive EBIT and Incentive EVA. In addition, goal and actual results exclude the gain on our credit card receivables held for sale.

To illustrate how our fiscal 2012 financial goals compare to historic actual performance, the following charts compare the fiscal 2012 goal and actual performance with the three prior years on the same basis to allow for consistent comparisons between periods. In addition, to demonstrate the impact our Canadian investment had on our goals, the 2011 and 2012 charts separately show what the goal and actual level of performance would have been without the Canadian investment.

(1)
Appendix A provides a reconciliation of Incentive EBIT to consolidated EBIT reported in our annual reports on Form 10-K for fiscal 2009-2012.
(2)
Incentive EVA uses Incentive EBIT as the pre-tax measure of earnings, and uses a fixed effective tax rate to determine after-tax earnings. These earnings are then compared with a blended cost of debt and equity capital of 9% for capital used to fund our core retail operations and approximately 5% for capital used to fund our credit card operations.

Long-Term Incentives

We believe consistent execution of our strategy over multi-year periods will lead to an increase in our stock price. Stock options, PSUs and RSUs are the variable equity instruments we use to incent our executive officers to maintain focus and to reward their efforts, if successful, over the long-term. In addition to the considerations listed under "Executive Officer Determinations" on pages 30-31, each year we evaluate LTI mix and amounts in the market to establish annual LTI grants for executive officers. To align with shareholder interests, the use of multiple equity-based LTI award vehicles supports our pay-for-performance philosophy:

  •
  Stock options provide a strong incentive for stock price appreciation and shareholder value creation, since an executive officer will not realize any value from such instruments without stock price appreciation. To emphasize stock price growth, which we view as our shareholders' primary value assessment, half of the annual LTI grant is delivered in the form of stock options, with the remainder of the grant split between PSUs and RSUs.

  •
  Our PSU program focuses on measures directly aligned with profitable market share growth relative to our retail peer group over a three-year time horizon. Above-median performance is required to earn a goal-level payout.

  •
  RSUs facilitate retention of our executives and cliff vest three years from the date of grant.

PSU payouts are based on our relative performance compared to our retail peer group for two performance metrics:

  •
  Change in Market Share.  This measure is designed to drive continued domestic net sales growth. One-half of the PSU award is based on our ability to deliver relative incremental market share over a three-year performance period.

  •
  EPS Compound Annual Growth Rate.  This measure focuses on relative EPS growth over a sustained period, generating substantial long-term value for shareholders. One-half of the PSU award is based on our three-year EPS growth.

The following table summarizes the performance requirements that will determine PSU payouts using the relative measures for the 2010, 2011 and 2012 PSU grants:

Rankings Required for Payout At
Performance Measure	Threshold	Goal	Maximum
Compound EPS Growth Rate Ranking	12th	6th	3rd
Market Share Growth of Domestic Net Sales Ranking	12th	6th	3rd
Payout Levels (number of units/shares)	0% for 13th	100%	150%

PSU payouts at goal (100% payout) require performance above the median of our retail peer group (a rank of 6th among the 15 companies in the group including Target). Maximum payout at 150% of goal is attained if we rank 3rd or better in both measures at the end of the performance period. A rank of 13-15 results in a 0% payout. Payouts will be interpolated based on the degree of differential between rankings 3 and 6 (for a ranking of 4 or 5), and 6 and 13 (for rankings of 7-12). The following table summarizes the rankings and payout results for awards granted in fiscal 2010 with a base year of fiscal 2009 and a final performance year of fiscal 2012:

	Period Covered			Payout Information
Grant Date	Baseline Year	Final Year	Payout Date	Metric	Ranking	Payout	Total Payout

March 2010	2009	2012	March 2013	Market Share	4th	107%	107.5%

				EPS CAGR	5th	108%

Based on the results shown above, the Compensation Committee certified (and the Board certified for Mr. Steinhafel) payouts of 107.5% of original shares granted in March 2010. These results exclude the impact of our Canadian Segment and one-time gains from the sale of our credit card receivables.

In fiscal 2012, the Compensation Committee took the following notable actions related to LTI grants for our NEOs disclosed in last year's proxy:

  •
  In connection with Mr. Steinhafel's leadership in driving the strategies noted on page 26 and the elimination of his discretionary cash bonus, he received an increase in his long-term incentive award to deliver more of his total compensation package as pay at-risk.

  •
  Ms. Tesija received an increased long-term incentive award to reflect her expanded scope of responsibility, which now includes the entire distribution and supply chain network.

Compensation Peer Groups

The TDC levels and elements described in the preceding pages are evaluated annually for each executive officer relative to our retail and general industry peer group companies. The market comparisons are determined by use of compensation data obtained from publicly available proxy statements analyzed by Semler Brossy Consulting Group (SBCG) and proprietary survey data assembled by Towers Watson and Hay Group. The selected retail peer group provides a cross section of general merchandise, department store, food and specialty retailers and includes companies that are large (generally exceeding $15 billion in revenues) and meaningful competitors. General industry companies are also included as a peer group because they represent companies with whom we compete for talent. Like the selected retailers, the general industry companies are large and among the leaders in their industries. The composition of the peer groups is reviewed annually to ensure it is appropriate in terms of company size and business focus, and any changes made are reviewed with SBCG and approved by the Compensation Committee. For fiscal 2012, Amazon.com was added to the retail peer group in light of its impact to the U.S. Retail Segment and our business. Amazon.com has been included as a performance peer for PSUs granted in March 2013. While Supervalu was removed from our retail peer group for the next PSU performance cycle, the company was included in the peer group at the time our 2012 competitive market assessment was performed. The companies included in the 2012 market comparisons are listed below.

Retail Peer Group		General Industry Peer Group

Amazon.com	Lowe's	3M	McDonald's
Best Buy	Macy's	Abbott Labs	MetLife
Costco	Safeway	Archer Daniels Midland	Microsoft
CVS Caremark	Sears	Coca-Cola	PepsiCo
Home Depot	Supervalu	Deere	Pfizer
J.C. Penney	Walgreens	Dell	Procter & Gamble
Kohl's	Walmart	Dow Chemical	Time Warner
Kroger		FedEx	UPS
		General Mills	UnitedHealth Group
		Johnson & Johnson	United Technologies
		Johnson Controls	Walt Disney
		Kraft Foods	Wells Fargo

The following table summarizes our rankings in our retail and general industry peer groups. The financial information reflects fiscal year-end data available as of September 2012, when the Compensation Committee approved the peer groups for the purpose of compensation comparisons:

	Retail Peer Group				General Industry Peer Group
	Revenues ($MMs)	Market Cap ($MMs)	Total Assets ($MMs)	Employees	Revenues ($MMs)	Market Cap ($MMs)	Total Assets ($MMs)	Employees
25th Percentile	$38,834	$8,761	$15,539	144,500	$40,338	$32,464	$40,320	79,899
Median	50,208	14,035	23,476	171,000	53,735	61,413	67,845	112,300
75th Percentile	80,550	43,574	30,506	247,500	66,734	114,492	98,789	171,475

Target Corporation	69,865	33,966	46,630	365,000	69,865	33,966	46,630	365,000

Data Source: Equilar

Additional Benefit Elements

We offer additional benefit components designed to encourage retention of key talent including:

  •
  Pension plan.  We maintain a pension plan that covers team members hired prior to January 2009 that meet certain eligibility criteria. We also maintain supplemental pension plans for those team members who are subject to IRS limits on the basic pension plan or whose pensions are adversely impacted by participating in our deferred compensation plan. With the exception of one older supplemental plan that covers persons who have been officers since 1989 (which includes our CEO, Mr. Steinhafel who is the final current employee in the plan), our pension formula under these plans is the same for all participants—there are no enhanced benefits provided to executive officers.

  •
  401(k) plan.  Available to all team members who work more than 1,000 hours for the company. There is no enhanced benefit for executives.

  •
  Deferred compensation plan.  For our broad management group and above (approximately 3,700 eligible team members), we offer a non-qualified, unfunded, individual account deferred compensation plan. The plan has investment options that mirror our 401(k) plan.

  •
  Perquisites.  We provide certain perquisites to our executive officers, principally to allow them to devote more time to our business and to promote their health and safety. The Compensation Committee reviews these perquisites annually to ensure they are consistent with our philosophy and appropriate in magnitude. The personal use of our aircraft is provided to our CEO for security reasons. Other perquisites are described on pages 44-45 of this proxy statement.

Greater detail on these components is provided in the tables that follow the Summary Compensation Table on page 42.

CEO's All Other Compensation

As reported in the Summary Compensation Table on page 42, the "All Other Compensation" for Mr. Steinhafel is $5,068,118. The largest component of this other compensation relates to supplemental pension credits. Given the magnitude of these credits, a further explanation is provided below.

  •
  Formula for All Eligible Team Members.  These credits are determined by our pension plan formula based on cash compensation, years of service, age and interest rates, which, with the exception of an age acceleration feature, are the same for all eligible team members.

  •
  Listed in "All Other Compensation."  A unique feature of our program is that executives have the annual change in the value of their pension benefits based on the formula either credited to, or deducted from, their deferred compensation accounts. In essence, this is an employer contribution to, or deduction from, their individual accounts. For this reason we report the credits or deductions as "All Other Compensation" in the Summary Compensation Table, even though the value (and change in value) is pension-related in nature.

  •
  Reasons for Increase.  Mr. Steinhafel's pension benefit has been increasing over the last three years primarily because of higher average cash compensation due to more years in his role as CEO, increasing age and years of service (he has 33 years of service with Target), the age acceleration feature and low interest rates.

  •
  Age Acceleration Feature.  Mr. Steinhafel is the only remaining participant eligible for an age acceleration feature of our pension plan that was eliminated for participants joining the plan after 1989. This feature treats him as five years older than his actual age starting at age 55, but never older than age 65. As a result, his pension credits accelerate between the ages of 55 and 60, with his increasing age not providing any further benefit after age 60.

Depending on compensation changes and interest rate movements, the value of his supplemental pension and the transfers to or from his deferred compensation account, can vary significantly. For illustrative purposes, the following chart shows Mr. Steinhafel's current and projected SPP transfer amounts through age 65:

Fiscal Year	Age	SPP Credit Transfer Component of All Other Compensation ($000)(1)
2010	56	$5,042
2011	57	$5,059
2012	58	$4,621
2013	59	$2,186
2014	60	$2,237
2015	61	($1,173)
2016	62	($1,174)
2017	63	($1,174)
2018	64	($1,170)
2019	65	($1,172)

(1)
Assumes 0% increase in salary and short-term incentive payments at goal. Interest rates assumed to be flat—an increase in rates will decrease the SPP transfer value or increase the clawback value.

Employment Contracts

None of our executive officers, including our CEO, has an employment contract.

Income Continuance

We provide an Income Continuance Policy (ICP) to executive officers who are involuntarily terminated without cause to provide continued income to assist in their occupational transitions. The maximum payment under this policy (paid during regular pay cycles over two years) is two times the sum of base salary and the average of the last three years of short-term incentive and personal performance payments.

Compensation Governance

Roles of Compensation Committee, Management and Consultants

The Compensation Committee is responsible for determining the composition and value of our non-CEO executive officer pay packages and for developing a recommendation for our CEO's pay package that is reviewed and approved by the independent directors of the full Board. The Compensation Committee receives assistance from two sources: (1) an independent compensation consulting firm, SBCG; and (2) our internal executive compensation staff, led by our Executive Vice President of Human Resources. SBCG has been retained by and reports directly to the Compensation Committee and does not have any other consulting engagements with management or Target. The Committee assessed SBCG's independence in light of the U.S. Securities and Exchange Commission and NYSE listing standards and determined that the consultant's work did not raise any conflict of interest or independence concerns.

Compensation recommendations for executive officers are made to the Compensation Committee in two separate ways:

  •
  With respect to CEO compensation, SBCG provides an independent recommendation to the Compensation Committee, in the form of a range of possible outcomes, for the Compensation Committee's consideration. In developing its recommendation, SBCG relies on its understanding of Target's business and compensation programs and SBCG's independent research and analysis. SBCG does not meet with our CEO with respect to his compensation.

  •
  For other executive officers, our Executive Vice President of Human Resources works with our CEO to develop our CEO's compensation recommendations to the Compensation Committee. In developing these recommendations, the Executive Vice President of Human Resources provides our CEO with market data on pay levels and compensation design practices provided by management's external compensation consultants, Towers Watson and Hay Group, covering our retail and general industry peer group companies. Management's outside consultant does not have any interaction with either the Compensation Committee or our CEO, but does interact with the Executive Vice President of Human Resources and her staff. In addition to providing market data, management's external compensation consultant performs other services for Target unrelated to the determination of executive compensation. The final recommendations to the Compensation Committee are determined by our CEO, and include a recommendation with respect to the compensation of the Executive Vice President of Human Resources. Importantly, SBCG provides the Compensation Committee with SBCG's independent view of our CEO's compensation recommendations.

All decisions regarding executive compensation and final recommendations to the independent members of the full Board are made solely by the Compensation Committee.

Say-on-Pay

At the annual meeting of shareholders held in June 2012, our executive compensation was approved by shareholders holding a majority (84%) of the shares voted on our annual "say-on-pay" proposal. Although we are pleased that our shareholders approved our say-on-pay proposal by a substantial majority, we continue to engage in conversations with a number of our largest institutional shareholders to better understand their "say-on-pay" priorities and perspectives. As mentioned before, the Board eliminated the CEO's discretionary cash bonus and replaced it with long-term incentive compensation to deliver more of our CEO's total compensation as at-risk pay. The Board will continue to carefully consider the outcome of the advisory vote on executive compensation and shareholder opinions offered during other communications throughout the year when making future compensation decisions.

Compensation Policies and Risk

As part of our regular review of our compensation practices, we conducted an analysis of whether our compensation policies and practices create material risks to the company. The results of this analysis were reviewed by the Compensation Committee's independent consultant and discussed with the Compensation Committee, which agreed with management's conclusion that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on the company. More specifically, this conclusion was based on the following considerations:

  •
  Pay Mix:  Compensation mix of base salary, short-term and long-term incentives provides compensation opportunities measured by a variety of time horizons to balance our incentive structure with near-term and long-term strategic goals.

  •
  Performance Metrics:  A variety of performance metrics are used in both the short-term and long-term incentive plans. This "portfolio" approach to performance metrics encourages focus on sustained overall company performance.

  •
  Performance Goals:  Goals are approved by our independent directors and take into account our historical performance, current strategic initiatives and the expected macroeconomic environment. In addition, short-term and long-term incentive compensation programs are designed with payout curves and leverage that support our pay for performance philosophy.

  •
  Equity Incentives:  Equity incentive programs and stock ownership guidelines are designed to align management and shareholder interests by providing vehicles for executive officers to accumulate and maintain an ownership position in the company.

  •
  Risk Mitigation Policies:  We incorporate several risk mitigation policies into our officer compensation program, including:

  •
  The Compensation Committee's ability to use "negative discretion" to determine appropriate payouts under formula-based plans;

  •
  A clawback policy to recover incentive compensation that was based on inaccurate financial statements; and

  •
  Stock ownership guidelines for executive officers and directors, supplemented with an anti-hedging policy.

Recoupment Policy

Our recoupment (or "clawback") policy, which covers all officers, allows for recovery of the following compensation elements:

  •
  All amounts paid under the Short-Term Incentive Plan (including any discretionary payments) that were paid with respect to any fiscal year that is restated; and

  •
  All awards under the Long-Term Incentive Plan whether exercised, vested, unvested, or deferred.

All demands for repayment are subject to Compensation Committee discretion. For an officer to be subject to recovery or cancellation under this policy, he or she must have engaged in intentional misconduct that contributed to the need for a restatement of the Corporation's consolidated financial statements.

Anti-Hedging Policy

Executive officers and members of the Board of Directors may not directly or indirectly engage in capital transactions intended to hedge or offset the market value of Target common stock owned by them.

Policies on Equity Compensation

General

Our use of equity compensation is intended to enhance the alignment of executive officer and shareholder interests, and also to provide a means for our executive officers and directors to accumulate an ownership stake in Target. Our executive officer and director stock ownership guidelines, and their current ownership positions, are discussed on pages 22-23 of this proxy statement.

Our Compensation Committee recognizes that the use of equity as a form of compensation can result in potential shareholder dilution. Our equity compensation awards have been granted under a shareholder approved plan (2011 Long-Term Incentive Plan). On an annual basis, the Compensation Committee reviews and approves an aggregate pool of shares that are available for grant, and in doing so, reviews metrics relating to both the annual burn rate and the cumulative dilutive impact of outstanding awards. The 2011 Long-Term Incentive Plan expressly prohibits the repricing of any outstanding stock option without shareholder approval. Individual grants to executive officers must be approved by the Compensation Committee. The Compensation Committee has delegated authority to make grants to team members below the executive officer level to our CEO and Executive Vice President of Human Resources.

Grant Timing

We have the following practices regarding the timing of equity compensation grants which includes stock option exercise price determinations. These practices have not been formalized in a written policy, but they are strictly observed.

  •
  Stock options and RSUs are granted on the date of our regularly scheduled January Compensation Committee meeting. PSUs are granted on the date of our regularly scheduled March Compensation Committee meeting in order to align the grant date of the award with our financial goal-setting process. These meetings are scheduled more than one year in advance.

  •
  We set the exercise price of stock awards at the volume-weighted average trading price of our stock on the grant date. We believe that the volume-weighted average price is a better measure of the fair value of our shares than the closing price on the grant date, as it eliminates the effect of any variations in stock price that may occur in the final minutes of trading if the closing price were used.

  •
  We have no practice or policy of coordinating or timing the release of company information around our grant dates. Our information releases are handled in a process completely separate from our equity grants.

  •
  On occasion we make equity compensation grants outside of our annual grant cycle for new hires, promotions and recognition or retention purposes. All such grants have an effective date on or after the date of approval. If the grant date is after the date of approval, it is on a date specified at the time of approval.

Tax Considerations—Code Section 162(m)

Our short-term and long-term compensation programs, including the compensation paid in fiscal 2012, are intended to qualify as deductible performance based compensation under Section 162(m) of the Internal Revenue Code (IRC). We may provide non-deductible compensation in situations the Compensation Committee or our Board of Directors believes appropriate.

Summary Compensation Table

The Summary Compensation Table below contains values calculated and disclosed according to SEC reporting requirements. Salary, Bonus, and Non-Equity Incentive Plan compensation amounts are reflective of the compensation earned during the fiscal year. The stock awards and option awards reflect awards with a grant date during the fiscal year.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(3)(4)	Option Awards(3)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5)	All Other Compensation(6)	Total
Gregg W. Steinhafel	2012	$1,500,000	$0	$5,285,245	$5,248,573	$2,880,000	$665,528	$5,068,118	$20,647,464
Chairman, President &	2011	$1,500,000	$1,250,000	$4,857,502	$3,696,982	$2,205,000	$673,635	$5,523,988	$19,707,107
Chief Executive Officer	2010	$1,500,000	$1,200,000	$8,017,549	$3,189,299	$4,101,000	$480,689	$5,501,346	$23,989,883
John J. Mulligan*	2012	$602,404	$371,917(1)	$1,395,687	$1,340,064	$415,250	$35,381	$313,505	$4,474,207
Executive Vice President &
Chief Financial Officer
Kathryn A. Tesija	2012	$900,000	$371,700	$2,306,493	$2,233,443	$648,000	$54,159	$653,424	$7,167,219
Executive Vice President,	2011	$850,000	$351,050	$2,068,055	$1,663,643	$442,000	$81,178	$578,492	$6,034,418
Merchandising & Supply Chain	2010	$750,000	$309,750	$1,950,056	$1,275,727	$798,150	$40,350	$379,779	$5,503,812
Jeffrey J. Jones II*	2012	$537,500	$202,042	$3,000,088(2)	$2,072,624(2)	$390,000	$0	$597,017	$6,799,271
Executive Vice President &
Chief Marketing Officer
Tina M. Schiel	2012	$700,000	$270,900	$1,516,896	$1,451,738	$504,000	$30,031	$166,606	$4,640,170
Executive Vice President,
Stores
Douglas A. Scovanner*	2012	$508,173	$267,983	$939,092	$0	$222,167	$301,030	$778,558	$3,017,003
Retired Executive Vice	2011	$1,025,000	$423,325	$1,414,501	$739,400	$533,000	$321,556	$1,002,001	$5,458,782
President & Chief Financial Officer	2010	$995,000	$410,935	$2,875,040	$1,913,585	$1,058,879	$245,024	$1,097,011	$8,595,474

*
On April 1, 2012, Mr. Mulligan became Executive Vice President & Chief Financial Officer, succeeding Mr. Scovanner who retired as Executive Vice President & Chief Financial Officer on March 31, 2012 and remained with Target in a part-time capacity until November 3, 2012 to support the development and execution of corporate strategy and ensure a seamless transition of responsibilities. On April 1, 2012, Mr. Jones became Executive Vice President & Chief Marketing Officer.

(1)
Amount includes a personal performance payment of $221,917 and a payment in the amount of $150,000 under a special retention award Mr. Mulligan was granted in October 2011 when he was Senior Vice President, Treasury, Accounting and Operations. The special retention award was for a total amount of $300,000, with $150,000 paid in October 2012 and the remaining $150,000 payable in October 2013 if Mr. Mulligan remains employed with Target. The entire special retention award is subject to repayment by Mr. Mulligan if he accepts a position with any company in our retail peer group disclosed on page 36, or solicits Target team members for any other company, at any time prior to the final payout.

(2)
To attract Mr. Jones to the company, he received a one-time initial employment award in the aggregate amount of $2.7 million, consisting of $2 million in RSUs and $0.7 million in stock options, a portion of which offsets the amounts he forfeited at his previous employer. Please see the Grants of Plan-Based Awards in Fiscal 2012 table on page 45 for further detail.

(3)
Amounts represent the aggregate grant date fair value of awards made each fiscal year, as computed in accordance with FASB ASC Topic 718. See Note 26, Share-Based Compensation,

to our consolidated financial statements for fiscal 2012 and Note 25, Share-Based Compensation, to our consolidated financial statements for each of fiscal 2011 and 2010 for a description of our accounting and the assumptions used.

(4)
Includes the aggregate grant date fair value of PSUs that were computed based on the probable outcome of the performance conditions as of the grant date. Actual payments will be based on our performance. The range of payments under the awards granted in fiscal 2012 is set forth below.

Name	Minimum Amount	Amount Reported	Maximum Amount
Mr. Steinhafel	$0	$2,347,731	$3,521,597
Mr. Mulligan	$0	$645,674	$968,511
Ms. Tesija	$0	$1,056,493	$1,584,740
Mr. Jones	$0	$0	$0
Ms. Schiel	$0	$704,347	$1,056,521
Mr. Scovanner	$0	$939,092	$1,408,639
(5)
For fiscal 2012, the following amounts are related to the change in the qualified pension plan value and above-market earnings on nonqualified deferred compensation:

Name	Change in Pension Value	Nonqualified Deferred Compensation Earnings
Mr. Steinhafel	$109,111	$556,417
Mr. Mulligan	$35,381	$0
Ms. Tesija	$54,159	$0
Mr. Jones	$0	$0
Ms. Schiel	$30,031	$0
Mr. Scovanner	$85,327	$215,703

Consistent with applicable law, the accrued benefits under the pension plan cannot be reduced; however, the present value of the benefit is dependent on the discount rate used. The discount rates used in fiscal 2012, 2011 and 2010 were 4.40%, 4.65% and 5.50%, respectively. The Change in Pension Value column reflects the additional pension benefits attributable to service and changes in the discount rate.

The above-market earnings on nonqualified deferred compensation consist of an additional 7.07% annual return on our former deferred compensation plan, the Target Corporation Officer Deferred Compensation Plan (ODCP), which was frozen for new participants and further compensation deferrals after 1996. See the narrative following the Nonqualified Deferred Compensation for Fiscal 2012 table for additional information.

(6)
The amounts reported for fiscal 2012 include matching credits of up to a maximum of 5% of cash compensation allocated among the Target 401(k) Plan and our current executive deferred compensation plan (EDCP), the dollar value of life insurance premiums paid by Target, credits to the EDCP representing annual changes in supplemental pension plan values, relocation payments and perquisites.

Name	Match Credits	Life Insurance	SPP Credits	Relocation	Perquisites	Total
Mr. Steinhafel	$250,058	$15,480	$4,620,515	$0	$182,065	$5,068,118
Mr. Mulligan	$42,806	$4,458	$218,516	$0	$47,725	$313,505
Ms. Tesija	$86,322	$5,621	$529,329	$0	$32,152	$653,424
Mr. Jones	$11,063	$2,835	$0	$552,734	$30,385	$597,017
Ms. Schiel	$48,446	$5,400	$69,458	$0	$43,302	$166,606
Mr. Scovanner	$81,135	$11,908	$658,439	$0	$27,076	$778,558

Supplemental Pension Plan.    The SPP Credits for our NEOs represent supplemental pension plan benefits that are credited to their deferred compensation accounts. These benefits are based on our normal pension formula, so they are affected by final average pay, age (and for Mr. Steinhafel, an age acceleration feature) and changes in interest rates. See the narrative following the Pension Benefits for Fiscal 2012 table for more information about our pension plans. In particular, Mr. Steinhafel's supplemental pension plan benefits in fiscal 2012 were most affected by his higher average cash compensation due to more years in his role as CEO, increasing age and years of service, the age acceleration feature and low interest rates. See the discussion beginning on page 37 under "Additional Benefit Elements—CEO's All Other Compensation" in our Compensation Discussion and Analysis for a detailed explanation regarding the supplemental pension plan's impact on Mr. Steinhafel's "All Other Compensation" amount.

Relocation.    In connection with the hiring and appointment of Mr. Jones as our Chief Marketing Officer, we provided Mr. Jones a lump-sum relocation allowance of $350,000 and paid direct expenses of $202,734 related to his relocation to facilitate his move to our corporate office in Minnesota. The entire relocation benefit is subject to repayment by Mr. Jones if he voluntarily leaves Target at any time during his first 36 months with the company.

Perquisites.    The perquisites consist of a company-provided car or car allowance, personal use of company-owned aircraft, reimbursement of financial management expenses, reimbursement of home security expenses, on-site parking, on-site exercise room, spousal travel on business trips, gifts and executive physicals. The only individual perquisite which exceeded $25,000 was Mr. Steinhafel's personal use of company-owned aircraft for security reasons, which amounted to $125,473. No tax gross-ups are provided on these perquisites.

The dollar amount of perquisites represents the incremental cost of providing the perquisite. We generally measure incremental cost by the additional variable costs attributable to personal use, and we disregard fixed costs that do not change based on usage. Incremental cost for personal use of company-owned aircraft was determined by including fuel cost, landing fees, on-board catering and variable maintenance costs attributable to personal flights and related unoccupied positioning, or "deadhead," flights.

In addition to the perquisites included in the table above, the NEOs receive certain other personal benefits for which we have no incremental cost, as follows:

  •
  Mr. Steinhafel has a membership in a downtown business club as the result of a grandfathered perquisite that is no longer available. Mr. Scovanner had a membership at the club until he retired from Target. The club is used almost exclusively for business functions; however, the club may occasionally be used for personal purposes provided that the officer pays for any meal or other incremental costs;

  •
  Occasional use of support staff time for personal matters, principally to allow them to devote more time to our business;

  •
  Occasional personal use of empty seats on business flights of company-owned aircraft; and

  •
  Occasional personal use of event tickets when such tickets are not being used for business purposes.

Grants of Plan-Based Awards in Fiscal 2012

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Per Share Exercise or Base Price of Option Awards(5)	Per Share Closing Price on Grant Date	Grant Date Fair Value of Stock and Option Awards(6)
		Threshold	Target	Maximum	Threshold (#)	Target (#)	Maximum (#)
Gregg W. Steinhafel	3/14/12	$562,500	$2,250,000	$6,000,000
	3/14/12				0	42,655	63,983					$2,347,731
	1/09/13								544,486	$60.48	$60.18	$5,248,573
	1/09/13							48,570				$2,937,514
John J. Mulligan	3/14/12	$56,917	$298,625	$2,359,750
	3/14/12				0	11,731	17,597					$645,674
	1/09/13								139,018	$60.48	$60.18	$1,340,064
	1/09/13							12,401				$750,012
Kathryn A. Tesija	3/14/12	$90,000	$480,600	$3,510,000
	3/14/12				0	19,195	28,793					$1,056,493
	1/09/13								231,697	$60.48	$60.18	$2,233,443
	1/09/13							20,668				$1,250,001
Jeffrey J. Jones II	4/02/12	$54,167	$289,250	$2,112,500
	4/02/12								66,801	$58.21	$58.29	$732,560
	4/02/12							34,359				$2,000,037
	9/12/12							3,885				$250,039
	1/09/13								139,018	$60.48	$60.18	$1,340,064
	1/09/13							12,401				$750,012
Tina M. Schiel	3/14/12	$70,000	$373,800	$2,730,000
	3/14/12				0	12,797	19,196					$704,347
	1/09/13								150,603	$60.48	$60.18	$1,451,738
	1/09/13							13,435				$812,549
Douglas A. Scovanner	3/14/12	$28,817	$131,225	$1,721,183
	3/14/12				0	17,062	25,593					$939,092

(1)
Awards represent potential payments under the current Target Corporation Officer Short-Term Incentive Plan (STIP). Payments were based on specified target levels of EBIT and EVA, as described in the Compensation Discussion and Analysis.

The actual amounts earned for fiscal 2012 are reported in the Summary Compensation Table as Non-Equity Incentive Plan Compensation. Executive officers must be employed on the date the payments are made (typically in March of each year with respect to the preceding fiscal year) to be eligible for a payment, except in the event of death, disability or retirement after age 55 with at least five years of service. The maximum payment is the annual plan maximum, which is generally four times salary less, for executive officers other than the CEO, the minimum personal performance bonus payable as a condition to receiving a financial performance payout under the STIP.

(2)
Awards represent potential payments under PSUs granted under our 2011 Long-Term Incentive Plan in fiscal 2012. Payments are based on our performance relative to a retail peer group over a three-year measurement period on two measures: domestic market share change and earnings per share growth, and range from 0 to 150% of the target amount. See the Compensation Discussion and Analysis for a more detailed description of these performance measures. The other terms of the PSUs are described in Note 3 to the Outstanding Equity Awards at 2012 Fiscal Year-End table.

(3)
Awards represent RSUs granted under our 2011 Long-Term Incentive Plan. The terms of these awards are described in Note 2 to the Outstanding Equity Awards at 2012 Fiscal Year-End table.

(4)
Awards represent stock options granted under our 2011 Long-Term Incentive Plan. The terms of stock option grants are described in Note 1 to the Outstanding Equity Awards at 2012 Fiscal Year-End table.

(5)
The exercise price of all stock options represents the fair market value per share on the date of grant as specified in the 2011 Long-Term Incentive Plan, which is based on the volume weighted average price of Target common stock on the date of grant.

(6)
Grant date fair value for stock options, PSUs, restricted stock and RSUs was determined pursuant to FASB ASC Topic 718.

Outstanding Equity Awards at 2012 Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options(#) Exercisable(1)	Number of Securities Underlying Unexercised Options(#) Unexercisable(1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)(2)	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3)
Gregg W. Steinhafel	101,154	0	$49.43	1/12/2015	207,636	$12,696,941	136,700	$8,359,205
	122,268	0	$53.98	1/11/2016
	159,884	0	$48.16	6/14/2016
	131,946	0	$58.13	1/10/2017
	255,677	0	$48.89	1/9/2018
	126,184	0	$33.80	1/14/2019
	185,354	61,785	$49.41	1/13/2020
	128,403	128,403	$55.46	1/12/2021
	99,443	298,330	$48.88	1/11/2022
	0	544,486	$60.48	1/9/2023
John J. Mulligan	4,552	0	$49.43	1/12/2015	34,329	$2,099,218	20,870	$1,276,201
	1,881	0	$53.17	9/1/2015
	4,632	0	$53.98	1/11/2016
	2,044	0	$48.94	9/1/2016
	6,021	0	$58.13	1/10/2017
	10,228	0	$48.89	1/9/2018
	3,645	0	$54.87	9/2/2018
	17,752	0	$33.80	1/14/2019
	2,676	892	$42.05	8/10/2019
	7,804	2,602	$49.41	1/13/2020
	4,733	4,733	$53.36	8/9/2020
	5,778	5,779	$55.46	1/12/2021
	7,458	22,375	$48.88	1/11/2022
	19,245	57,738	$50.51	1/24/2022
	0	139,018	$60.48	1/9/2023
Kathryn A. Tesija	7,587	0	$49.43	1/12/2015	63,023	$3,853,856	57,881	$3,539,423
	14,821	0	$53.98	1/11/2016
	17,203	0	$58.13	1/10/2017
	30,682	0	$48.89	1/9/2018
	57,406	0	$52.26	4/11/2018
	88,758	0	$33.80	1/14/2019
	74,142	24,714	$49.41	1/13/2020
	51,361	51,362	$55.46	1/12/2021
	44,749	134,249	$48.88	1/11/2022
	0	231,697	$60.48	1/9/2023
Jeffrey J. Jones II	0	66,801	$58.21	4/2/2022	51,238	$3,133,204	0	$0
	0	139,018	$60.48	1/9/2023
Tina M. Schiel	3,922	0	$38.25	1/14/2014	38,535	$2,356,415	33,740	$2,063,201
	15,173	0	$49.43	1/12/2015
	2,822	0	$53.17	9/1/2015
	14,821	0	$53.98	1/11/2016
	5,109	0	$48.94	9/1/2016
	15,483	0	$58.13	1/10/2017
	5,416	0	$64.63	9/4/2017
	6,379	0	$54.87	9/2/2018
	9,246	0	$33.80	1/14/2019
	11,706	3,903	$49.41	1/13/2020
	2,130	2,130	$53.36	8/9/2020
	25,681	25,681	$55.46	1/12/2021
	29,833	89,499	$48.88	1/11/2022
	0	150,603	$60.48	1/9/2023
Douglas A. Scovanner	80,923	0	$49.43	1/12/2015	0	$0	69,224	$4,233,048
	101,890	0	$53.98	1/11/2016
	94,616	0	$58.13	1/10/2017
	149,315	0	$48.89	11/2/2017
	53,995	0	$33.80	11/2/2017
	107,310	35,771	$49.41	11/2/2017
	77,042	77,042	$55.46	11/2/2017
	19,888	59,667	$48.88	1/11/2022

(1)
Stock options have a ten-year term and generally vest and become exercisable in 25% increments on each anniversary of the grant date. In general, recipients of stock options must be continuously employed from the grant date to the applicable vesting date to become vested. If an executive officer's employment is terminated other than for cause, unvested stock options are forfeited and the executive officer will have 210 days to exercise any vested stock options. An extension of the vesting and post-termination exercise periods may be provided (but not in excess of the original ten-year term of the option) if the executive officer satisfies certain age and years of service conditions as of the date of termination, as follows:

Age	Minimum Years of Service	Vesting and Exercise Extension Period
60+	10	10 Years
55-59	15	5 Years
52-54	15	4 Years
48-51	15	3 Years
45-47	15	2 Years

The stock option grant to Mr. Scovanner with an expiration date of January 11, 2022 has a 10-year vesting and exercise extension period.

For stock options granted on or after January 12, 2005 but prior to September 14, 2011, the potential extension of the post-termination exercise periods is based on the following age and years of service schedule:

Age	Minimum Years of Service	Vesting and Exercise Extension Period
65+	5	5 Years
55-64	15	5 Years
52-54	15	4 Years
48-51	15	3 Years
45-47	15	2 Years

For stock options granted prior to January 12, 2005, the potential extension of the post-termination exercise periods is based on the following age and years of service schedule:

Age	Minimum Years of Service	Exercise Extension Period
55+	5	5 Years
45-54	15	2 Years

To receive these extension provisions, the executive officer must sign an agreement that includes a non-solicitation clause and a release of claims, and provides that the award will be terminated if the executive officer becomes employed by specified competitors. If the termination is voluntary, the executive officer must also have commenced discussions with the company regarding the executive officer's consideration of termination at least one year prior to termination. These vesting-extension provisions are not available if an executive officer's employment is terminated for cause. If an executive officer's employment is terminated for cause, then both the vested and unvested stock options are forfeited.

A five-year exercise period will apply in the event of the executive officer's termination due to death or a disability, except that the exercise period will be ten years if the executive officer meets the age and years of service requirements above to have a ten-year exercise period. The exercise period is not to exceed the original ten-year term of the option, except to the extent necessary to provide at least one year to exercise after the executive officer's death during employment. Vesting is accelerated upon death and continues during the post termination exercise period in the event of disability. Stock options are transferable during the life of the executive officer to certain family members and family-controlled entities.

(2)
Includes a restricted stock award granted to Mr. Steinhafel in fiscal 2010 and RSUs granted to all executive officers in fiscal 2012, 2011 and 2010. All of these awards are subject to cliff-vesting three years after the date of grant. After vesting, RSUs are converted into shares of our common stock on a 1:1 basis. Dividend equivalents are paid (in the form of additional units) on RSUs during the vesting period. Cash dividends are paid on restricted stock awards. Recipients of these awards must generally be continuously employed for three years from the date of grant in order to receive the shares. Continuous employment is not required if the executive officer meets certain age and years of service requirements and meets certain conditions. Mr. Mulligan's October 2011 RSU grant does not contain age and years of service exceptions to the continuous employment requirement. For the RSU awards granted on or after September 14, 2011, the age and years of service requirements are as follows:

Age	Minimum Years of Service
60+	10
55-59	15

For the awards granted prior to September 14, 2011, the age and years of service requirements are as follows:

Age	Minimum Years of Service
65+	5
55-64	15

In addition to the age and years of service requirements the executive officer must sign an agreement that includes a non-solicitation clause and a release of claims, and provides that the award will be terminated if the executive officer becomes employed by specified competitors. If the termination is voluntary, the executive officer must also have commenced discussions with the company regarding the executive officer's consideration of termination at least one year prior to termination. RSUs are intended to comply with IRC Section 409A. As a result, for RSUs that are subject to IRC Section 409A, share issuances to executive officers based on a termination of employment will be delayed six months.

Vesting is accelerated in the event of death or disability, and 50% of the shares subject to an award will vest if the recipient is involuntarily terminated prior to the scheduled vesting date other than for cause and the executive officer signs an agreement that includes a non-solicitation clause and a release of claims, and provides that the award will be terminated if the executive officer becomes employed by specified competitors.

(3)
The shares reported in this column represent potentially issuable shares under outstanding PSU awards. PSUs represent the right to receive a variable number of shares based on actual performance over the performance period. The number of shares reported is based on our performance period-to-date actual results under the applicable performance measures and assuming that the payout will occur at the next highest level (threshold, target or maximum). The performance levels required for payouts on outstanding awards are described in the Compensation Discussion and Analysis.

Dividends or dividend equivalents are not paid on PSUs during the performance period.

The payment date of the awards, to the extent they are earned, will be within 60 days of the date the Compensation Committee certifies the financial results following completion of the performance period. Recipients must be continuously employed during the performance period to become vested, except that vesting will also occur, and any shares earned upon certification of the financial results following completion of the performance period will be paid, if a termination occurs under the following circumstances prior to the end of the performance period (referred to as "vesting-extension provisions").

For PSU awards granted on or after September 14, 2011:

•
Death or disability;

•
Executive officer is age 60 or greater and has at least 10 years of service;

•
Executive officer is age 55-59 and has at least 15 years of service; or

•
Executive officer is age 45-54, has at least 15 years of service and has worked for a specified minimum amount of the performance period (1-2 years, depending on age).

For PSU awards granted prior to September 14, 2011:

•
Death or disability;

•
Executive officer is age 65 or greater and has at least 5 years of service;

•
Executive officer is age 55-64 and has at least 15 years of service; or

•
Executive officer is age 45-54, has at least 15 years of service and has worked for a specified minimum amount of the performance period (1-2 years, depending on age).

To receive these vesting-extension provisions, the executive officer must comply with the same conditions that are applicable to the vesting and post-termination extension of stock options that are described in Note 1 above. These vesting-extension provisions are not available if an executive officer's employment is terminated for cause. If an executive officer's employment is terminated for cause, then all PSUs are forfeited.

Option Exercises and Stock Vested in Fiscal 2012

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting(3)
Gregg W. Steinhafel	275,817	$7,706,708	99,501	$6,317,256
John J. Mulligan	2,238	$43,216	4,087	$273,992
Kathryn A. Tesija	0	$0	39,805	$2,527,183
Jeffrey J. Jones II	0	$0	0	$0
Tina M. Schiel	38,947	$870,229	6,130	$410,955
Douglas A. Scovanner	229,956	$5,855,220	85,860	$5,459,122

(1)
Value Realized on Exercise was determined by using the market value of Target common stock on the respective exercise date(s).

(2)
Shares represent RSUs that vested under the fiscal 2010 grant and PSUs that were earned with respect to the fiscal 2010 three-year performance period ending with fiscal 2012. The number of PSUs that were earned represents 107.5% of the target number of units originally awarded. The amount reported represents the gross number of shares vested and earned, respectively, prior to the withholding of shares to pay taxes.

(3)
For RSUs held by NEOs other than Mr. Scovanner, Value Realized on Vesting was determined using $60.11, which was the market value of Target common stock on January 14, 2013, the first business day after the January 13, 2013 vesting date. For RSUs for Mr. Scovanner, Value Realized on Vesting was determined using $61.90, which was the market value of Target common stock on December 19, 2012, the day his RSUs were converted to shares in accordance with Note 2 of the Outstanding Equity Awards at 2012 Fiscal Year-End table. For PSUs, Value Realized on Vesting was determined using $67.04, which was the market value of Target common stock on March 13, 2013, the date the Compensation Committee certified that the PSUs were earned.

Pension Benefits for Fiscal 2012

Name(1)	Plan Name	Age at FYE	Number of Years Credited Service (#)	Present Value of Accumulated Benefit
Gregg W. Steinhafel	Target Corporation Pension Plan	58	33	$1,217,542
John J. Mulligan	Target Corporation Pension Plan	47	16	$202,623
Kathryn A. Tesija	Target Corporation Pension Plan	49	27	$335,652
Tina M. Schiel	Target Corporation Pension Plan	47	26	$241,464
Douglas A. Scovanner	Target Corporation Pension Plan	57	19	$734,972

(1)
Mr. Jones is not eligible for the Target Corporation Pension Plan or any supplemental pension plans because he was hired after January 2009.

The table above reports benefits under our principal pension plan, the Target Corporation Pension Plan (Pension Plan), which is a tax qualified retirement plan that provides retirement benefits to our employees who are at least 21 years of age, have completed at least three years of service and were hired prior to January 2009. The Pension Plan is comprised of two different benefit formulas, and the formula used is based on the date the team member became a Pension Plan participant. Team members who were active participants in the Pension Plan prior to 2003 had the choice to have benefits for their service after December 31, 2002 be calculated using either the final average pay benefit formula, or the personal pension account benefit formula. Participants prior to 2003 who elected to have benefits for their service after their December 31, 2002 calculated under the personal pension account formula have benefits under both benefit formulas. The Pension Plan benefits for Messrs. Steinhafel, Mulligan, and Scovanner and Ms. Tesija are determined exclusively using the final average pay formula. The Pension Plan benefit for Ms. Schiel for service (a) prior to 2003 is determined by using the final average pay formula frozen based on her final average monthly pay and years of service determined as of December 31, 2002, and (b) after December 31, 2002 is based on the personal pension account benefit formula.

Final Average Pay Benefit

The final average pay retirement benefit under the Pension Plan, expressed as a monthly, single life annuity commencing at age 65, is equal to the sum of: (a) 0.8% of the participant's final average monthly pay multiplied by the years of service (not to exceed 25 years of service), plus (b) 0.25% of the participant's final average monthly pay multiplied by the years of service in excess of 25 years of service, plus (c) 0.5% of the participant's final average monthly pay in excess of 12.5% of the average of the Social Security Taxable Wage Base for the 35-year period ending when the participant terminates employment multiplied by the years of service (not to exceed 25 years of service). Final average monthly pay is equal to one twelfth of the highest average annual salary, Bonus and Non Equity Incentive Plan compensation earned during any five years of the last ten year period the participant earned service in the Pension Plan, subject to IRC limits. The present value of the accumulated benefit is based on the same assumptions and valuation dates used for the valuation of pension plan liabilities in our financial statements. Participants can elect other annuity forms that have an actuarially equivalent value. We do not grant extra years of service to supplement retirement benefits.

Early retirement payments may commence at age 55. A participant who terminates employment before age 55 has his or her vested benefit calculated based on the final average monthly pay as of their termination date, but service is projected to age 65. The vested benefit is then multiplied by the ratio of the participant's actual completed service to their projected service through age 65. The result will always be equal to or less than the vested benefit as of the termination date. Benefits are also reduced for early commencement by 6.67% per year between age 65 and age 60 and 3.33% per year between age 60 and age 55 (based upon the participant's age when benefits commence).

Personal Pension Account Benefit

A participant's personal pension account benefit is determined by the value of the participant's personal pension account balance, which is credited each calendar quarter with both pay credits and interest credits. Pay credits to a participant's personal pension account are based on a fixed percentage of the participant's eligible pay for the quarter, ranging from 1.5% to 6.5%, depending upon the participant's combined age and service. Eligible pay includes the participant's base salary, Bonus, and Non-Equity Incentive Plan compensation received during the calendar quarter, subject to the annual IRC limit. Interest credits to a participant's personal pension account are generally made on the last day of the quarter based on the value of the account at the beginning of the quarter and an interest rate equal to the greater of (i) the average 10-year Treasury note rate for the month that is the 2nd month prior to the beginning of the quarter, or (ii) 4.64%.

A participant's personal pension account balance is payable to the participant at any time after termination of employment in a lump sum or an actuarially equivalent monthly annuity as provided under the Pension Plan and elected by the participant. The beneficiary of a personal pension account participant who dies before commencing benefits will receive a death benefit equal to the participant's account balance, payable either in a lump sum or an actuarially equivalent monthly annuity.

Supplemental Pension Plan

We also provide benefits under supplemental pension plans, as described below, because of limits imposed on tax qualified plans by the IRC. Benefits under those plans are reflected in the Nonqualified Deferred Compensation table. The Target Corporation Supplemental Pension Plan I (SPP I) restores the lost qualified Pension Plan benefit due to an officer's eligible pay being greater than the compensation limits imposed by the IRC for qualified retirement plans, and is based on the same benefit formula used for determining benefits under the Pension Plan. The Target Corporation Supplemental Pension Plan II (SPP II) restores the lost qualified Pension Plan benefit due to amounts being deferred under the EDCP (our current deferred compensation plan) and therefore not considered for benefit purposes under the Pension Plan. The Target Corporation Supplemental Pension Plan III (SPP III) provides for a subsidized early retirement benefit once a participant attains age 55 by increasing the participant's age by 5 years, but not greater than age 65, for purposes of determining the reduction factors for early commencement of their pension benefits from the Pension Plan, SPP I and SPP II. As a result, the benefit under SPP III increases when the participant is 55 through 60 years old and decreases in value after age 60, until at age 65 the benefit under SPP III is $0. No new participants have been allowed in SPP III since 1989, and Mr. Steinhafel is the only NEO who participates in SPP III.

In 2002, the vested benefits accrued under SPP I, II and III were converted into an actuarial equivalent lump sum value that was transferred to the EDCP. This was done to allow participants more control over the investment of their supplemental pension benefits. Each year, the annual change in the actuarial lump-sum amount is calculated and added to, or deducted from, the participant's EDCP account. This same calculation and an EDCP account adjustment also occurs upon termination of employment. To determine the amount of the change in actuarial equivalent lump-sum amount, the prior transfers are adjusted by an assumed annual earnings rate based on a conservative investment of the prior transfers. For the final average pay benefit, actuarial equivalents are determined using the discount methodology we use in calculating lump-sum payments under the Pension Plan. Currently, we use the applicable interest rate and mortality factors under IRC Section 417(e) published in the month of transfer for active officers, and in the month prior to the month of termination for terminated officers. For the personal pension account benefit, the actuarial lump-sum amount is the balance of the non-qualified personal pension account maintained under SPP I and SPP II. Because of this transfer feature, the benefits accrued under SPP I, II and III are reflected as EDCP deferrals in the Nonqualified Deferred Compensation table.

Nonqualified Deferred Compensation for Fiscal 2012

The amounts in the table below represent deferrals under the EDCP (which includes the supplemental pension benefits discussed in the preceding section), deferrals under the ODCP, and deferrals of PSUs that are held as stock units. The ODCP was frozen to new deferrals in 1996.

Name	Executive Contributions in Last FY(2)	Registrant Contributions in Last FY(3)	Aggregate Earnings in Last FY(4)	Aggregate Withdrawals/ Distributions in Last FY	Aggregate Balance At Last FYE(5)
Gregg W. Steinhafel
EDCP	$311,538	$4,855,765	$4,818,633	$0	$34,008,382
ODCP(1)	$0	$0	$943,555	$0	$8,806,515
John J. Mulligan
EDCP	$62,704	$246,629	$101,077	$0	$953,613
Kathryn A. Tesija
EDCP	$120,576	$601,193	$155,982	$0	$2,335,736
Stock Units		$233	$1,777		$9,967
Jeffrey J. Jones II
EDCP	$3,750	$0	$46	$0	$3,796
Tina M. Schiel
EDCP	$38,577	$103,881	$143,443	$0	$953,758
Stock Units		$233	$1,777		$9,967
Douglas A. Scovanner
EDCP	$51,887	$730,819	$760,073	$0	$5,562,509
ODCP(1)	$0	$0	$365,782	$0	$3,413,969

(1)
Mr. Steinhafel and Mr. Scovanner are the only NEOs who participate in the ODCP.

(2)
The following amounts of Executive Contributions from the table above have been reported in the current year Summary Compensation Table:

Mr. Steinhafel	$311,538
Mr. Mulligan	$62,704
Ms. Tesija	$120,576
Mr. Jones	$3,750
Ms. Schiel	$38,577
Mr. Scovanner	$51,887
(3)
All of the Registrant Contributions from the table above have been reported in the current year Summary Compensation Table. Registrant Contributions include transfers of supplemental pension benefits, net of any negative credits, and matching contributions on executive deferrals into the EDCP (i.e., matching contributions not able to be made into the Target 401(k) Plan because of IRC limits).

(4)
The following amounts of Aggregate Earnings from the table above have been reported in the current year Summary Compensation Table:

Mr. Steinhafel	$556,417
Mr. Mulligan	$0
Ms. Tesija	$0
Mr. Jones	$0
Ms. Schiel	$0
Mr. Scovanner	$215,703

(5)
The following amounts of the Aggregate Balance from the table above were reported in the Summary Compensation Tables covering fiscal years 2006-2011.

Reported in Prior Years' Summary Compensation Tables
Mr. Steinhafel	$16,477,052
Mr. Mulligan	$0
Ms. Tesija	$958,652
Mr. Jones	$0
Ms. Schiel	$0
Mr. Scovanner	$5,250,647

Participants in the EDCP may generally elect to defer up to 80% of their salary, Bonus and Non-Equity Incentive Plan payments; however, certain executive officers may defer up to 100% of their compensation if IRC Section 162(m) could limit our deductibility of such compensation. At any time, EDCP participants are permitted to choose to have their account balance indexed to crediting rate alternatives that mirror the investment choices and actual rates of return available under the Target 401(k) Plan, including a Target common stock fund. Target invests general corporate assets through various investment vehicles to offset a substantial portion of the economic exposure to the investment returns earned under EDCP. See Note 27, Defined Contribution Plans, to our fiscal 2012 consolidated financial statements for additional information.

No additional deferrals have been made to the ODCP after 1996. Participants' ODCP accounts are credited with earnings based on the average Moody's Bond Indices Corporate AA rate for June of the preceding calendar year, plus an additional annual return of 6%. The minimum crediting rate is 12% and the maximum is 20%. The average Moody's Bond Indices Corporate AA rate was 3.78% as of June 2012, when the rate for calendar 2013 was set. This additional return is included in the above-market earnings on deferred compensation in the Summary Compensation Table.

At the time of deferral, participants can elect to receive a distribution of their EDCP account at a fixed date or upon termination of employment. EDCP payouts at a fixed date will be made as lump-sum payments. EDCP payouts made on termination of employment can be made as a lump-sum payment, installment payments over five years, or installment payments over ten years commencing immediately or one-year after termination of employment. EDCP payouts are also made in the case of the termination of EDCP, a qualifying change in control, or unforeseeable financial emergency of the participant creating severe financial hardship.

Payouts from the ODCP cannot be made until termination of employment, death, termination of the ODCP, a qualifying change in control, or unforeseeable financial emergency of the participant creating severe financial hardship. Participants can elect distributions as a lump-sum payment or lifetime periodic payments with guaranteed payments for 15 years. The payments can commence immediately or up to ten years after termination of employment; however, payments must commence when a participant has terminated employment and reached age 65.

Both the EDCP and ODCP are intended to comply with IRC Section 409A. As a result, payments to executive officers based on a termination of employment will be delayed six months.

The EDCP and the ODCP are unfunded plans and represent general unsecured obligations of Target. Participants' account balances will be paid only if Target has the ability to pay. Accordingly, account balances may be lost in the event of Target's bankruptcy or insolvency.

Potential Payments Upon Termination or Change-in-Control

This section explains the payments and benefits to which the NEOs are entitled in various termination of employment scenarios. Except with respect to Mr. Scovanner, these are hypothetical situations only as all of our other NEOs are currently employed by us. For purposes of this explanation, we have assumed that termination of employment occurred on February 2, 2013, the last day of our 2012 fiscal year, and for the change-in-control analysis, that we incurred a change-in-control at our fiscal year-end closing stock price of $61.15 per share. For Mr. Scovanner, the only scenario provided is Voluntary Termination, which he experienced on November 3, 2012 when he retired from Target.

The intent of this section is to isolate those payments and benefits for which the amount, vesting or time of payment is altered by the termination of employment in the described circumstances. This section does not cover all amounts the NEOs will receive following termination. Specifically, the NEOs are entitled to receive their vested balances under our pension and deferred compensation plans, as disclosed in the preceding tables, and payment of accrued vacation balances under all employment termination scenarios. In addition, unless the termination is for cause, they retain their vested stock option awards, and if they meet specified minimum age and years of service requirements at the time of termination, the unvested portion of stock options, PSUs, restricted stock and RSUs are not forfeited, and vesting will continue according to the original schedule for defined periods. Cause is generally defined as deliberate and serious disloyal or dishonest conduct. A description of these age and years of service requirements, applicable to all executive officers who receive equity awards, is set forth in the notes under the Outstanding Equity Awards at 2012 Fiscal Year-End table.

The paragraphs below explain the payments and benefits for which the amount, vesting or time of payment is altered by each employment termination situation (referred to as Post-Termination Benefits). The age and years of service for each executive officer is located in the Pension Benefits for Fiscal 2012 table. All references to RSUs below include the fiscal 2010 restricted stock award to Mr. Steinhafel, as the terms of that award are, for purposes of this section, identical to RSUs.

Voluntary Termination

If a NEO voluntarily terminates employment, the potential Post-Termination Benefits consist of the potential right to continue to receive above-market interest in our former deferred compensation plan, the ODCP, or receive his account balance as a lump-sum payment. Under the ODCP, the participant will continue to receive interest at the plan's crediting rate (as described in the narrative under the Nonqualified Deferred Compensation for Fiscal 2012 table) over the joint life of the participant and his beneficiary in accordance with the participant's distribution election.

	Mr. Steinhafel	Mr. Mulligan	Ms. Tesija	Mr. Jones	Ms. Schiel	Mr. Scovanner
ODCP: Present Value of Above Market Interest(1)	$9,262,907	N/A	N/A	N/A	N/A	$8,243,721

(1)
Mr. Steinhafel and Mr. Scovanner are the only NEOs who participate in the ODCP. Amounts represent the present value of the above market earnings that the participant and his beneficiary would receive during their joint life, calculated using 12% as the earnings rate (as set forth in the plan) and a discount rate of 4.3% for Mr. Steinhafel (reflecting the Moody's Bond Indices Corporate Avg rate determined as of February 1, 2013) and 3.9% for Mr. Scovanner (reflecting the Moody's Bond Indices Corporate Avg rate determined as of November 3, 2012).

Involuntary Termination

If the NEO was involuntarily terminated for cause, he or she would not be eligible for any of the Post-Termination Benefits described in this section, however, the NEO would receive the ODCP benefit described in the Voluntary Termination section above.

If a NEO is involuntarily terminated for reasons other than for cause, the potential Post-Termination Benefits consist of:

  •
  Severance payments under our ICP;

  •
  The right to continued above-market interest under the ODCP; and

  •
  Accelerated vesting of 50% of RSU awards.

Our ICP provides for continuation of annual cash compensation (salary and average of three most recent Bonuses and Non-Equity Incentive Plan payments) over a period ranging from 12 to 24 months, paid in equal monthly installments. Each of the NEOs is eligible for 24 months of income continuation under the ICP. Payments under the ICP are conditioned on the executive officer releasing any claims against us, a non-solicitation covenant and are subject to reduction if the executive officer becomes employed by specified competitors.

The right to continued above-market interest under the ODCP is the same as for a voluntary termination.

The accelerated vesting provisions of RSU awards, restricted stock awards and stock options are set forth in the notes under the Outstanding Equity Awards at 2012 Fiscal Year-End table.

	Mr. Steinhafel	Mr. Mulligan	Ms. Tesija	Mr. Jones	Ms. Schiel
ICP Payments (Severance)	$11,004,000	$1,883,680	$4,074,020	$1,300,000	$2,469,272
ODCP: Present Value of Above Market Interest(1)	$9,262,907	N/A	N/A	N/A	N/A
RSU Vesting(2)	$6,348,471	$1,049,609	$1,926,928	$1,566,602	$1,178,208

(1)
See Note 1 in the Voluntary Termination discussion above.

(2)
Amounts determined by multiplying the number of shares for which vesting is accelerated by our closing stock price on February 1, 2013 ($61.15 per share).

Death

If a NEO dies while employed, the Post-Termination Benefits consist of:

  •
  The right to continued above-market interest under the ODCP;

  •
  Accelerated vesting of stock options and RSUs; and

  •
  Life insurance proceeds equal to three times the sum of the prior year's annual base salary, plus the most recent Bonus and Non-Equity Incentive Plan payments, up to a maximum of $3 million.

Under the ODCP, the participant's beneficiary will generally receive payments for his or her life equal to the payments the participant would have received if the participant retired the day before death and elected to commence distributions immediately.

	Mr. Steinhafel	Mr. Mulligan	Ms. Tesija	Mr. Jones	Ms. Schiel
ODCP: Present Value of Above-Market Interest(1)	$7,837,688	N/A	N/A	N/A	N/A
RSU Vesting(2)	$12,696,941	$2,099,218	$3,853,856	$3,133,204	$2,356,415
Accelerated Vesting of Stock Options(3)	$5,481,284	$1,099,353	$2,384,864	$289,537	$1,407,596
Life Insurance Proceeds	$3,000,000	$3,000,000	$3,000,000	$3,000,000	$3,000,000

(1)
Amounts represent the present value of the above market earnings that the participant's beneficiary would receive during the beneficiary's life, calculated using 12.0% as the earnings rate (as set forth in the plan) and a discount rate of 4.3% (reflecting the Moody's Bond Indices Corporate Avg rate determined as of February 1, 2013).

(2)
Amounts determined by multiplying the number of shares for which vesting is accelerated by our closing stock price on February 1, 2013 ($61.15 per share).

(3)
Amounts determined by multiplying the number of option shares for which vesting is accelerated by our closing stock price on February 1, 2013 ($61.15 per share) and subtracting the exercise price of such option shares.

Disability

If a NEO becomes totally and permanently disabled while employed, the Post-Termination Benefits consist of:

  •
  Monthly payments under the Excess Long-Term Disability Plan if he or she also participated in the widely available qualified long-term disability plan;

  •
  The right to continued above-market interest under the ODCP; and

  •
  Accelerated vesting of RSU awards.

Our Excess Long-Term Disability Plan, a self-insured unfunded plan, provides monthly disability income payments with respect to the portion of annualized salary and three-year average Bonus and Non-Equity Incentive Plan compensation above the annual compensation limit (currently set at $245,000) but not exceeding $1 million. The plan replaces 60% of a participant's eligible compensation. A participant who becomes disabled before age 65 is eligible to receive payments under the plan while he or she is totally and permanently disabled through age 65 (with a minimum of three years of disability payments) or death, if sooner.

	Mr. Steinhafel	Mr. Mulligan	Ms. Tesija	Mr. Jones	Ms. Schiel
Excess Long-Term Disability Plan (Annual Payments)	$453,000	$418,104	$453,000	$243,000	$453,000
ODCP: Present Value of Above-Market Interest(1)	$9,262,907	N/A	N/A	N/A	N/A
RSU Vesting(2)	$12,696,941	$2,099,218	$3,853,856	$3,133,204	$2,356,415

(1)
See Note 1 in the Voluntary Termination discussion above.

(2)
Amounts determined by multiplying the number of shares for which vesting is accelerated by our closing stock price on February 1, 2013 ($61.15 per share).

Change-in-Control

The following discussion describes the payments and benefits that: (1) are triggered by the occurrence of a change-in-control; and (2) are triggered only by a qualifying termination of employment following a change-in-control. In general terms, we will experience a change-in-control, as defined in our compensation plans, whenever any of the following events occur:

  •
  50% or more of our Board of Directors consists of persons who have not been nominated or appointed by incumbent directors, for which purpose any director who assumes office as a result of an actual or threatened contested election will not be considered as having been nominated or appointed by incumbent directors;

  •
  Any person or group acquires 30% or more of our common stock;

  •
  We merge with or into another company and our shareholders own less than 60% of the combined company; or

  •
  Our shareholders approve an agreement or plan to liquidate or dissolve our company.

Importantly, our plans do not provide for any gross-ups for taxes due on any payments described in this section.

The consequence of a change-in-control to the NEOs, without termination of employment, is as follows:

  •
  The deferred compensation balance under the ODCP, together with the present value of the continued above-market interest under the ODCP, as well as the deferred compensation balance in the EDCP, will be paid in a lump sum as soon as allowed under IRC Section 409A, unless the Board of Directors determines not to accelerate payment of these amounts.

  •
  A pro rata portion of outstanding PSU awards (those still in their respective performance period) will be deemed to have been earned at the target payout level and paid out within ten days following the change-in-control. The pro rata payout is based on the percentage of the three-year performance period that has elapsed as of the date of the change-in-control. The balance of the awards is forfeited. We use the target payout level for this calculation rather than actual performance to eliminate arbitrary results that could occur with a shortened performance period.

  •
  A pro rata portion of outstanding restricted stock awards and RSUs will vest and be paid out within ten days following the change-in-control. The pro rata vesting is based on the percentage of the three-year vesting period that has elapsed as of the date of the change-in-control. The balance of the awards is forfeited. For RSU awards granted on or after January 11, 2012, if the executive officer meets the age and years of service requirements described in Note 2 to the Outstanding Equity Awards at 2012 Fiscal Year-End table, all RSUs subject to those awards will vest and be paid out within ten days following the change-in-control.

If a change-in-control occurred on February 2, 2013, the NEOs would have received the following:

	Mr. Steinhafel	Mr. Mulligan	Ms. Tesija	Mr. Jones	Ms. Schiel
ODCP: Present Value of Above Market Interest(1)	$10,620,819	N/A	N/A	N/A	N/A
PSU Payouts(2)	$2,690,938	$304,437	$1,116,261	N/A	$617,912
RSU Vesting(2)	$11,715,822	$577,918	$1,354,308	$647,563	$769,068

(1)
The present value is determined by assuming that payments of the executive officer's account will be made based on the executive officer's payment elections, and then determining the present value of the above-market earnings using an assumed annual earnings rate of 12% (reflecting the earnings rate in effect for the ODCP on February 2, 2013) and a discount rate of 3.78% (the reference interest rate for the 2013 ODCP plan year; see page 55 for details).

(2)
Amounts determined by multiplying the number of shares for which vesting is accelerated by our closing stock price on February 1, 2013 ($61.15 per share).

If a NEO's employment terminates involuntarily or voluntarily with good reason (a material reduction in compensation or responsibilities or a required relocation following a change-in-control), the Post-Termination Benefits that may be received consist of severance under the ICP and accelerated vesting of outstanding stock options. The estimated amount of additional Post-Termination Benefits in excess of the benefits triggered by the change-in-control transaction are as follows:

	Mr. Steinhafel	Mr. Mulligan	Ms. Tesija	Mr. Jones	Ms. Schiel
ICP Payments (Severance)	$11,004,000	$1,883,680	$4,074,020	$1,300,000	$2,469,272
Accelerated Vesting of Stock Options	$5,481,284	$1,099,353	$2,384,864	$289,537	$1,407,596

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

SEC rules require disclosure of those directors, officers and beneficial owners of more than 10% of our common stock who fail to timely file reports required by Section 16(a) of the Securities Exchange Act of 1934 during the most recent fiscal year. As a result of the failure by a third-party broker to timely notify both Target and Mary Minnick, a director of Target, of the purchase of an aggregate of 50 shares of Target common stock in four separate transactions for the account of Ms. Minnick, the Form 4 that reported these purchases was filed late. Other than this one matter, and based solely on review of reports furnished to us and written representations that no other reports were required during the fiscal year ended February 2, 2013, all Section 16(a) filing requirements were met.

 ITEM TWO—RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Proxies solicited by the Board of Directors will, unless otherwise directed, be voted to ratify the appointment by the Audit Committee of Ernst & Young LLP as the independent registered public accounting firm for Target and its subsidiaries for the fiscal year ending February 1, 2014.

A representative from Ernst & Young LLP will be at the Annual Meeting and will have the opportunity to make a statement if such representative so desires and will be available to respond to questions during the meeting.

Audit and Non-Audit Fees

The following table presents fees for professional services performed by Ernst & Young LLP for the annual audit of our consolidated financial statements for fiscal 2012 and 2011, the review of our interim consolidated financial statements for each quarter in fiscal 2012 and 2011, and for audit-related, tax and all other services performed in fiscal 2012 and 2011:

	Fiscal Year End
	February 2, 2013	January 28, 2012
Audit Fees(1)	$3,666,000	$4,565,000
Audit-Related Fees(2)	181,000	212,000
Tax Fees:
Compliance(3)	2,625,000	559,000
Planning & Advice(4)	894,000	269,000
All Other Fees(5)	-	323,000

Total	$7,366,000	$5,928,000

(1)
Includes annual audit of consolidated financial statements, Sarbanes-Oxley Section 404 attestation, consents for securities offerings and registration statements, accounting consultations and other agreed-upon procedures.

(2)
Includes benefit plan audits and other accounting consultations.

(3)
Includes Form 5500 preparation and other tax compliance services, including a tax inventory accounting and calculation review project.

(4)
Includes tax planning advice and assistance with tax audits and appeals.

(5)
Includes technical training and other non-tax advisory services.

The Audit Committee's current practice requires pre-approval of all audit services and permissible non-audit services to be provided by the independent registered public accounting firm. The Audit Committee reviews each non-audit service to be provided and assesses the impact of the service on the firm's independence. In addition, the Audit Committee has delegated authority to grant certain pre-approvals to the Audit Committee Chair. Pre-approvals granted by the Audit Committee Chair are reported to the full Audit Committee at its next regularly scheduled meeting.

THE AUDIT COMMITTEE RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Report of the Audit Committee

The role of the Audit Committee is to assist the Board of Directors in fulfilling its responsibility to oversee Target's financial reporting process. Management has primary responsibility for our consolidated financial statements and reporting process, including our systems of internal controls. Target's independent registered public accounting firm is responsible for expressing an opinion on the conformity of our consolidated financial statements with accounting principles generally accepted in the United States. In addition, the independent registered public accounting firm will express its opinion on the effectiveness of our internal control over financial reporting.

A copy of the Audit Committee Position Description, which has been adopted by our Board of Directors and further describes the role of the Audit Committee in overseeing our financial reporting process, is available online at www.target.com (click on "Investor Relations," then "Investors," then "Corporate Governance," then "More About Board Committees" and "Audit Committee Position Description").

In performing its functions, the Audit Committee:

  •
  Met with our internal auditors and independent registered public accounting firm, with and without management present, to discuss the overall scope and plans for their respective audits, the results of their examinations and their evaluations of Target's internal controls;

  •
  Reviewed and discussed with management the audited financial statements included in our Annual Report;

  •
  Discussed with our independent registered public accounting firm the matters required to be discussed by the applicable Public Company Oversight Board standards; and

  •
  Received the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered accountant's communication with the Audit Committee concerning independence, and discussed with them matters relating to their independence.

Based on the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee Position Description, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended February 2, 2013, for filing with the SEC.

AUDIT COMMITTEE*

Roxanne S. Austin, Chair
Mary E. Minnick
Derica W. Rice
John G. Stumpf**

*
Mr. Baker joined the Audit Committee following the preparation of this report.

**
Mr. Stumpf rotated off the Audit Committee following the preparation of this report.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights as of February 2, 2013	Weighted-average exercise price of outstanding options, warrants and rights as of February 2, 2013	Number of securities remaining available for future issuance under equity compensation plans as of February 2, 2013 (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	38,608,759(1)	$50.60	24,929,774
Equity compensation plans not approved by security holders	0		0

Total	38,608,759	$50.60	24,929,774

(1)
This amount includes 4,091,438 PSU and RSU shares potentially issuable upon settlement of PSUs and RSUs issued under our Long-Term Incentive Plan and 2011 Long-Term Incentive Plan. The actual number of PSU shares to be issued depends on our financial performance over a period of time. PSUs and RSUs do not have an exercise price and thus they have been excluded from the weighted average exercise price calculation in column (b).

ITEM THREE—ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

Consistent with the views expressed by shareholders at our 2011 Annual Meeting, the Board of Directors has determined to seek an annual non-binding advisory vote from shareholders to approve the executive compensation as disclosed in the Compensation Discussion & Analysis ("CD&A"), tabular disclosures and related narrative of this proxy statement.

Target's executive compensation programs are structured to align the interests of our executive officers with the interests of our shareholders. They are designed to attract, retain, and motivate a premier management team to sustain our distinctive brand and its competitive advantage in the marketplace, and to provide a framework that encourages outstanding financial results and shareholder returns over the long term. Our executive compensation programs reflect the competitive environment in which we operate, and incorporate performance based criteria. More specifically, we:

  •
  Incorporate a mix of cash and equity compensation with varying time horizons and financial measures to reward sustained outstanding performance;

  •
  Put an emphasis on variable compensation with financial performance measures that correlate with the creation of shareholder value; and

  •
  Directly align the interests of our executive officers with those of our shareholders by linking long-term compensation to stock price performance.

Shareholders are urged to read the CD&A, which discusses in-depth how our executive compensation programs are aligned with our performance and the creation of shareholder value. The Compensation Committee and the Board of Directors believe that the policies and practices described in the CD&A effectively implement our pay-for-performance compensation philosophy.

THE BOARD OF DIRECTORS, UPON RECOMMENDATION OF THE COMPENSATION COMMITTEE, RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE FOLLOWING NON-BINDING RESOLUTION:

    "RESOLVED, that the shareholders approve the compensation awarded to the named executive officers, as described in the CD&A, tabular disclosures, and other narrative executive compensation disclosures in this proxy statement."

Effect of Item

The Say-on-Pay resolution is non-binding. The approval or disapproval of this item by shareholders will not require the Board or the Compensation Committee to take any action regarding Target's executive compensation practices. The final decision on the compensation and benefits of our executive officers and on whether, and if so, how, to address shareholder disapproval remains with the Board and the Compensation Committee.

The Board believes that the Compensation Committee is in the best position to consider the extensive information and factors necessary to make independent, objective, and competitive compensation recommendations and decisions that are in the best interests of Target and its shareholders.

The Board values the opinions of Target's shareholders as expressed through their votes and other communications. Although the resolution is non-binding, the Board will carefully consider the outcome of the advisory vote on executive compensation and shareholder opinions received from other communications when making future compensation decisions.

ITEM FOUR—SHAREHOLDER PROPOSAL TO ADOPT A POLICY FOR AN INDEPENDENT CHAIRMAN

The American Federation of State, County and Municipal Employees, AFL-CIO (AFSCME), 1625 L Street, NW, Washington, DC 20036-5687, which held more than $2,000 of shares of common stock on December 14, 2012, intends to submit the following resolution to shareholders for approval at the 2013 annual meeting:

Resolution

RESOLVED: The shareholders of Target Corporation ("Target") request the Board of Directors to adopt a policy, and amend the bylaws as necessary to reflect that policy, to require the Chair of the Board of Directors to be an independent member of the Board. This independence requirement shall apply prospectively so as not to violate any contractual obligation at the time this resolution is adopted. Compliance with this policy is waived if no independent director is available and willing to serve as Chair.

Shareholder's Supporting Statement

CEO Gregg Steinhafel also serves as Chair of Target's Board of Directors. We believe the combination of these two roles in a single person weakens a corporation's governance structure, which can harm shareholder value. As Intel former Chair Andrew Grove stated, "The separation of the two jobs goes to the heart of the conception of a corporation. Is a company a sandbox for the CEO, or is the CEO an employee? If he's an employee, he needs a boss, and that boss is the board. The chairman runs the board. How can the CEO be his own boss?"

In our view, shareholder value is enhanced by an independent Board Chair who can provide a balance of power between the CEO and the Board and can support strong Board leadership. The primary duty of a Board of Directors is to oversee the management of a company on behalf of its shareholders. We believe that having a CEO serve as Chair creates a conflict of interest that can result in excessive management influence on the Board and weaken the Board's oversight of management.

An independent Board Chair has been found in studies to improve the financial performance of public companies. A 2007 Booz & Co. study found that, in 2006, all of the underperforming North American companies with long-tenured CEOs lacked an independent Board Chair (The Era of the Inclusive Leader, Booz Allen Hamilton, Summer 2007). A more recent study found that, worldwide, companies are now routinely separating the jobs of Chair and CEO: in 2009 less than 12 percent of incoming CEOs were also made Chair, compared with 48 percent in 2002 (CEO Succession 2000-2009: A Decade of Convergence and Compression, Booz & Co., Summer 2010).

We believe that independent Board leadership would be particularly constructive at Target, where, in 2011 Gregg Steinhafel's "all other compensation" of more than $5.5 million "topped the charts for overall perks last year" among Fortune 100 CEOs ("10 Outrageously Lavish CEO Perks," MSN Money, December 10, 2012), and Steinhafel received more than three times the average compensation of the next highest paid named executive officer at the company. Studies show large executive pay inequity is associated with lower firm value, greater CEO entrenchment and a higher cost of capital (Lucian Bebchuk, "Pay Distribution in the Top Executive Team," February 2007; Zhihong Chen, "Executive Pay Disparity and the Cost of Equity Capital," May 2011).

We urge shareholders to vote for this proposal.

Position of the Board of Directors

The Board of Directors has considered this proposal and believes that its adoption at this time is not in the best interests of Target or our shareholders. The Board believes that any decision to maintain a combined Chairman/CEO role or to separate these roles should be based on the specific circumstances of a corporation, the independence and capabilities of its directors, and the leadership provided by its CEO. The Board does not believe that separating the roles of Chairman and CEO should be mandated or that such a separation would, by itself, deliver additional benefit for shareholders.

The Board believes that its current leadership structure and governance practices allow it to provide effective, independent oversight of our company. Specifically:

  •
  We have a lead independent director with significant responsibilities that are described in detail on page 14 of this proxy statement.

  •
  Independent directors meet frequently in executive sessions that are presided over by our lead director with no members of management or Chairman of the Board present. Independent directors use these executive sessions to discuss matters of concern as well as any matter they deem appropriate, including evaluation of the CEO and senior management, management succession planning, matters to be included on board agendas, board informational needs and board effectiveness.

  •
  The Chairpersons—and all members—of the Audit, Nominating & Governance, and Compensation Committees are independent directors. These Board committee chairpersons determine matters to be discussed and materials to be evaluated in the areas covered by their respective committee charters.

Our Board believes that Mr. Steinhafel's knowledge of the day-to-day operations of Target, perspective on the competitive environment, understanding of shareholder interests, and relationships with our guests, business partners, team members and the communities in which we do business allow him to provide effective leadership in his role as Chairman and CEO. Furthermore, our clearly defined lead independent director role and independent key committee chairpersons provide a framework for effective direction and oversight by the Board.

Our Board believes that its current governance structure provides clear accountability, allows Target to present its strategy with a unified voice, and serves the best interests of shareholders at this time.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "AGAINST" THE SHAREHOLDER PROPOSAL TO ADOPT A POLICY FOR AN INDEPENDENT CHAIRMAN.

ITEM FIVE—SHAREHOLDER PROPOSAL ON ELECTRONICS RECYCLING

As You Sow, 1611 Telegraph Ave., Suite 1450, Oakland, CA 94612, on behalf of shareholder Wallace Global Fund, which held more than $2,000 of shares of common stock on December 21, 2012, intends to submit the following resolution to shareholders for approval at the 2013 annual meeting:

Resolution

RESOLVED that Target Corp.'s board of directors prepare a report, at reasonable cost and excluding confidential information, on policy options, above and beyond legal compliance, to minimize the environmental impacts of its electronics recycling activities by providing mechanisms for take back of all electronics sold, promoting reuse of working equipment and preventing export to non-OECD countries of hazardous e-waste and untested or non-working equipment or components.

Shareholder's Supporting Statement

WHEREAS Target Corp. is the fourth largest U.S. retailer of consumer electronics, and such devices contain toxic materials such as lead, mercury, cadmium, brominated flame retardants, polyvinyl chloride, and are difficult to recycle.

Less than 20% of discarded electronics are collected for recycling, according to the U.S. Environmental Protection Agency. E-waste is the fastest growing and most hazardous component of the municipal waste stream, comprising more than 5%. The estimated collection rate for e-waste lags the U.S. recovery rate for municipal waste of 34%.

Improper disposal of electronics can result in serious public health and environmental impacts. Analog TV sets and monitors with cathode ray tubes contain large amounts of lead, flat screen monitors contain mercury switches, and computer batteries contain cadmium, which can be harmful to human health if released to the environment.

Electronic goods collected for recycling in the U.S. are often shipped by recyclers to developing countries where they endanger health and the environment. Reports by Basel Action Network have revealed appalling conditions in China and parts of Africa where workers break apart and process old electronic equipment under primitive conditions. Workers openly burn toxic plastics and wires, and melt soldered circuit boards to extract gold, silver and copper. These activities threaten worker health and pollute land and water.

Target's 2009 Corporate Responsibility report states "being a responsible steward of the environment is one of the most important issues that defines Target's corporate reputation," yet the company does not offer take back for the full range of electronics it sells and its vendors lack adequate certification policies to ensure safe disposal of materials collected. The company takes back small devices such as music players and mobile phones but does not disclose substantive information about the disposition of electronics it collects, or information about whether waste vendors are complying with the standards it has set. Recent instances of fraudulent recycling demonstrate the need for stronger evidence the company is monitoring how collected goods are processed.

Proponents believe our company should develop a nationwide return program for all electronic devices it sells using stores or nearby locations convenient for customers. All electronics collected should be recycled or refurbished by responsible electronics recyclers who are independently verified to meet a superior standard such as the e-Stewards standard. Best Buy takes back a wide range of electronics for free and bars downstream service providers from exporting non-working equipment or components to developing countries, and requires third party provider audits. Staples and Office Depot also offer take back for large electronics.

Position of the Board of Directors

The Board of Directors has considered this proposal and believes, as it did with respect to a similar proposal last year, that its adoption at this time is not in the best interests of Target or our shareholders. We address in detail our responsible recycling standards for e-waste, our in-store recycling program, where our recycling products go and other efforts to divert waste from landfills in our 2011 Corporate Responsibility Report, available at https://corporate.target.com/corporate-responsibility/. Our responsible recycling standards for e-waste, which we contractually obligate our vendor partners to follow, address several of the concerns mentioned by the proponent. Those standards include:

  •
  Ensuring that all items are refurbished, broken down and recycled or marketed for re-use.

  •
  Processing all e-waste items domestically, and preventing e-waste materials from being sent to landfills anywhere in the world.

  •
  Monthly reporting by vendors on all sales and recycling activity, which, along with site audits, encourages transparency and allows visibility into vendor processes.

Our program includes consideration of whether vendors have met various certification standards (such as the e-Stewards standard mentioned in the proposal and the Responsible Recycling (R2) standard), the vendors' internal processes and reputation, and periodic process reviews and inspections by appropriate Target team members or third-party inspectors. The vendor responsible for the majority of Target's e-waste processing is independently certified to meet the R2 standard.

The proposal received this year is nearly identical to last year's proposal, and asks us to consider expanding the scope of our guest-facing recycling program to include "all electronics sold." Our guest-facing recycling program already allows guests to easily recycle small electronics, such as MP3 players, ink cartridges and cell phones, as well as cans, glass and plastic bottles and plastic bags in their local Target store. In the fall of 2013, we expect to expand the guest-facing recycling program to pilot additional portable electronic items, including items such as e-readers, cameras, portable DVD players and CD players. This pilot would not include larger electronics such as televisions or appliances. We continue to believe that recycling these types of items through our stores would be disruptive to our store operations and less efficient relative to other alternatives available to guests for disposal of such items, including the availability of local government-run recycling facilities.

Target is committed to ensuring we continue to offer recycling solutions to our guests where it makes sense for our business. To continue to drive recycling efforts across the country, Target is now included on Earth 911's website as a searchable destination for the recyclables mentioned above. Target is also working with third party vendors to include a vendor search function on Target.com that will provide destinations for guests to recycle materials that are not currently in the scope of our recycling program, such as large televisions. We expect to select the vendor by the end of the third quarter of fiscal 2013, and the vendor search functionality to be available on Target.com in early 2014.

We do not believe a separate report is needed because we already actively monitor our recycling and disposal practices for e-waste above and beyond legal compliance, and our existing recycling program, including our electronics take back, is consistent with, if not ahead of, practices among general merchandise retailers. Based on the above, the Board believes that our current approach to e-waste is appropriate and is in the best interests of Target and our shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "AGAINST" THE SHAREHOLDER PROPOSAL ON ELECTRONICS RECYCLING.

ADDITIONAL INFORMATION

Business Ethics and Conduct

We are committed to conducting business lawfully and ethically. All of our directors and employees, including our Chief Executive Officer and senior financial officers, are required to act at all times with honesty and integrity. Our Business Conduct Guide covers areas of professional conduct, including conflicts of interest, the protection of corporate opportunities and assets, employment policies, confidentiality, vendor standards and intellectual property, and requires strict adherence to all laws and regulations applicable to our business. Our Business Conduct Guide also describes the means by which any employee can provide an anonymous report of an actual or apparent violation of our Business Conduct Guide.

We intend to disclose any future amendments to, or waivers from, any provision of our Business Conduct Guide involving our directors, our principal executive officer, principal financial officer, principal accounting officer, controller or other persons performing similar functions on our website within four business days following the date of any such amendment or waiver. No waivers were sought or granted in fiscal 2012.

Vendor Standards and Compliance

To ensure that the products we carry in our stores are made legally and ethically, we require our vendors to abide by certain standards. Copies of those standards and related materials are included at https://corporate.target.com/corporate-responsibility/responsible-sourcing.

Commitment to Diversity

At the heart of our company are the diverse backgrounds and perspectives of our more than 361,000 Target team members. The diversity of our team fosters a unique, inclusive culture that is collaborative, dynamic and guided by our shared commitment to delivering outstanding results. The market insight, community-building and commitment of our African American, Asian American, Hispanic, LGBTA, Women's and Military Business Councils help make Target a great place to work and inform business decisions that create a competitive advantage. Our Vice President of Diversity & Inclusion leads a team that works to integrate the Business Councils with our companywide diversity strategy.

We also believe it's important that our stores and merchandise reflect the communities in which we operate. As a result, we actively recruit and engage diverse suppliers and business partners through meaningful participation in national and local organizations focused on diverse business development. In addition, we extend this commitment to our involvement in many innovative programs, partnerships and sponsorships that share our objective of fostering an inclusive culture. We care about the needs of the communities we serve, and embrace their diversity through our support. Information regarding our diversity programs is located at www.target.com/diversity.

For the benefit of hearing impaired persons, a sign language interpreter will be present at our 2013 Annual Meeting.

Strengthening Communities

Since 1946, Target has donated 5 percent of its income to improve the health and safety of the communities in which we operate. Today, that commitment extends to more than 1,700 neighborhoods throughout the U.S. and Canada and nearly 30 countries around the world. Each week, we give on average more than $4 million and numerous volunteer hours to make a positive impact in the lives of our guests and team members.

Target's longstanding dedication to improving the communities where we operate is punctuated by several core commitments, including paving a path to graduation by supporting K-12 education; reducing our environmental impact; inspiring our guests, team members and their families as they strive to achieve their well-being goals; and operating safe stores that help our communities thrive.

Our legacy of community giving—both in terms of financial support and team member volunteer hours—is a hallmark of our brand and a differentiating factor in Target's ability to attract and retain top talent. To learn more about Target's commitment to strengthening communities as a responsible corporate citizen, visit https://corporate.target.com/corporate-responsibility.

SHAREHOLDER INFORMATION

Shareholder Proposals

Proposals by shareholders (other than director nominations) that are submitted for inclusion in our proxy statement for our 2014 Annual Meeting must follow the procedures set forth in Rule 14a-8 under the Securities Exchange Act of 1934 and our bylaws. To be timely under Rule 14a-8, they must be received by our Corporate Secretary at Target Corporation, 1000 Nicollet Mall, Mail Stop TPS-2670, Minneapolis, Minnesota 55403 by December 30, 2013.

If a shareholder does not submit a proposal for inclusion in our proxy statement but does wish to propose an item of business to be considered at an annual meeting of shareholders (other than director nominations), that shareholder must give advance written notice of such proposal to our Corporate Secretary, which notice must be received at least 90 days prior to the anniversary of the most recent annual meeting. For our 2014 Annual Meeting, notice must be received by March 14, 2014, and must comply with all applicable statutes and regulations, as well as certain other provisions contained in our bylaws, which generally require the shareholder to provide a brief description of the proposed business, reasons for proposing the business and certain information about the shareholder and the Target securities held by the shareholder.

Under our bylaws, if a shareholder plans to nominate a person as a director at an annual meeting, the shareholder is required to place the proposed director's name in nomination by written request received by our Corporate Secretary at least 90 days prior to the anniversary of the most recent annual meeting. Shareholder-proposed nominations for our 2014 Annual Meeting must be received by March 14, 2014, and must comply with all applicable statutes and regulations, as well as certain other provisions contained in our bylaws, which generally require the shareholder to provide certain information about the proposed director, the shareholder and the Target securities held by the shareholder.

Householding Information

We have adopted a procedure approved by the SEC called "householding." Under this procedure, certain shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our annual report and proxy statement, unless one or more of these shareholders notifies us that they would like to continue to receive individual copies. This will reduce our printing costs and postage fees. Shareholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings.

If you and other shareholders of record with whom you share an address currently receive multiple copies of our annual report and/or proxy statement, or if you hold stock in more than one account, and in either case, you would like to receive only a single copy of the annual report or proxy statement for your household, please contact our Investor Relations representative by email at investorrelations@target.com, by mail to the address listed on the cover of this proxy statement, Attention: Investor Relations, or by telephone at (612) 761-6736.

If you participate in householding and would like to receive a separate copy of our 2012 annual report or this proxy statement, please contact us in the manner described in the immediately preceding paragraph. We will deliver the requested documents to you promptly upon receipt of your request.

 APPENDIX A

Reconciliation of Incentive EBIT to Consolidated GAAP EBIT

(millions)	2009 Actual	2010 Actual	2011 Actual	2012 Goal	2012 Actual
Consolidated GAAP EBIT	$4,673	$5,252	$5,322	$5,163	$5,371
Remove GAAP Credit Card Segment EBIT(a)	(298)	(624)	(678)	(444)	(570)
Include Credit Card Spread to LIBOR(a)	270	604	663	430	555
Fixed Interest Rate Adjustment(b)	(8)	(4)	(7)	—	(4)
Receivables Held for Sale(c)	—	—	—	—	(152)
Incentive Compensation Expense(d)	328	270	214	231	241
Canadian Translation(e)	—	—	—	—	1

Incentive EBIT	$4,966	$5,498	$5,513	$5,380	$5,444
Remove Canadian EBIT	—	—	121	384	369
Remove Canadian Incentive Compensation Expense	—	—	(6)	(9)	(12)
Remove Canadian Translation	—	—	—	—	(1)

Incentive EBIT Without Canada(f)	$4,966	$5,498	$5,629	$5,755	$5,800

Note: The sum of the adjustments may not equal the total adjustment amounts due to rounding.

(a)
Incentive EBIT includes U.S. Retail Segment EBIT, Canadian Segment EBIT, and U.S. Credit Spread to LIBOR, so we remove the Credit Card Segment EBIT and include Credit Card Incentive Spread to LIBOR.

(b)
Adjusts Credit Card Spread to LIBOR to eliminate the effect of interest fluctuations on short-term incentive payout calculations.

(c)
Represents the gain on receivables held for sale recorded in our Consolidated Statements of Operations, plus the difference between U.S. Credit Card Segment bad debt expense and net write-offs for the fourth quarter of 2012.

(d)
The design of the Short-Term Incentive Program was changed in fiscal 2012 to measure Incentive EBIT on a pre-incentive compensation expense basis. In prior years, Incentive EBIT included incentive compensation expense. The fiscal 2012 change was made to simplify the calculation of Incentive EBIT.

(e)
Uses a fixed exchange rate and excludes foreign currency exchange gains and losses.

(f)
In fiscal 2012, Incentive EBIT included the impact of the costs related to our Canadian market entry. In fiscal 2011 the costs related to Canada were excluded from Incentive EBIT. There were no Canadian costs prior to fiscal 2011. The "Incentive EBIT Without Canada" results are presented to demonstrate the impact that our Canadian market entry has had on our performance goals.

www.target.com

*** Exercise Your Right to Vote *** Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on June 12, 2013. Meeting Information TARGET CORPORATION Meeting Type: Annual Meeting For holders as of: April 15, 2013 Date: June 12, 2013 Time: 1:00 PM MDT Location: Target Store 7777 East Hampden Avenue Denver, Colorado 80231-4806 You are receiving this communication because you hold shares in the company named above. This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side). We encourage you to access and review all of the important information contained in the proxy materials before voting. 1000 NICOLLET MALL MINNEAPOLIS, MINNESOTA 55403-2542 M59595-Z59404-Z59403-P32608 See the reverse side of this notice to obtain proxy materials and voting instructions.

Before You Vote How to Access the Proxy Materials Proxy Materials Available to VIEW or RECEIVE: Proxy Materials Available to VIEW or RECEIVE: NOTICE AND PROXY STATEMENT ANNUAL REPORT How to View Online: Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com. How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request: 1) BY INTERNET: www.proxyvote.com 2) BY TELEPHONE: 1-800-579-1639 3) BY E-MAIL*: sendmaterial@proxyvote.com * If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line.XXXX XXXX XXXXXXXX XXXX XXXX Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before May 29, 2013 to facilitate timely delivery. M59596-Z59404-Z59403-P32608 How To Vote Please Choose One of the Following Voting Methods Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow (located on the following page) available and follow the instructions. Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card. Vote By Telephone: You can vote by telephone by requesting a paper copy of the materials, which will include a proxy card with a toll-free number for voting. Vote In Person: Only registered holders and those beneficial holders that have obtained a legal proxy from the record holder of their shares may vote in person at the meeting. In order to attend the annual meeting you must have an admission ticket. Please review the Admission Policy in the proxy materials for instructions on how to obtain a ticket.XXXX XXXX XXXX

Voting Items The Board of Directors Recommends you vote "FOR" the listed nominees in Item 1 and "FOR" Items 2 and 3. 1. Election of Directors 2. Company proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm. Nominees: 3. Company proposal to approve, on an advisory basis, our executive compensation ("Say-on-Pay"). 1a. Roxanne S. Austin 1b. Douglas M. Baker, Jr. The Board recommends you vote "AGAINST" Items 4 and 5. 4. Shareholder proposal to adopt a policy for an independent chairman. 1c. Henrique De Castro 5. Shareholder proposal on electronics recycling. 1d. Calvin Darden NOTE: At their discretion, the proxies are authorized to vote on any other business properly brought before the meeting or any adjournment thereof. 1e. Mary N. Dillon 1f. James A. Johnson 1g. Mary E. Minnick 1h. Anne M. Mulcahy M59597-Z59404-Z59403-P32608 1i. Derica W. Rice 1j. Gregg W. Steinhafel 1k. John G. Stumpf 1l. Solomon D. Trujillo

M59598-Z59404-Z59403-P32608

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. Signature [PLEASE SIGN WITHIN BOX] Date Signature [PLEASE SIGN WITHIN BOX] Date VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Target Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you vote your proxy through the Internet or by telephone, you do NOT need to mail back your card. ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by Target Corporation in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. 1000 NICOLLET MALL MINNEAPOLIS, MINNESOTA 55403-2542 M59589-Z59404-Z59403-P32608 TARGET CORPORATION The Board of Directors Recommends you vote "FOR" the listed nominees in Item 1 and "FOR" Items 2 and 3. For Against Abstain 1. Election of Directors Nominees: ! ! ! 1a. Roxanne S. Austin ! ! ! 1b. Douglas M. Baker, Jr. ! ! ! 1c. Henrique De Castro ! ! ! For Against Abstain 1d. Calvin Darden ! ! ! ! ! ! 1e. Mary N. Dillon 2. Company proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm. ! ! ! ! ! ! 3. Company proposal to approve, on an advisory basis, our executive compensation ("Say-on-Pay"). 1f. James A. Johnson ! ! ! 1g. Mary E. Minnick Abstain Against For The Board recommends you vote "AGAINST" Items 4 and 5. ! ! ! ! ! ! 4. Shareholder proposal to adopt a policy for an independent chairman. 1h. Anne M. Mulcahy ! ! ! ! ! ! 5. Shareholder proposal on electronics recycling. 1i. Derica W. Rice ! ! ! NOTE: At their discretion, the proxies are authorized to vote on any other business properly brought before the meeting or any adjournment thereof. 1j. Gregg W. Steinhafel ! ! ! 1k. John G. Stumpf ! ! ! 1l. Solomon D. Trujillo ! If you are a registered or beneficial shareholder, consenting to receive all future annual meeting materials electronically is simple and fast! Enroll today at www.icsdelivery.com/target for secure online access to your proxy materials. For comments, please check this box and write them on the back where indicated. ! ! Mark here if you would like your voting instructions to be confidential pursuant to the Target Corporation policy on confidential voting described in the 2013 Proxy Statement. Yes No NOTE: Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such, and, if signing for a corporation, please give your full title. Joint owners should each sign personally. Please sign, date and return the proxy card promptly using the enclosed envelope.

IF YOU PLAN ON ATTENDING THE ANNUAL MEETING, YOU MUST REQUEST AN ADMISSION TICKET ON OR BEFORE JUNE 7, 2013. PLEASE SEE THE PROXY STATEMENT FOR INSTRUCTIONS ON REQUESTING A TICKET. As a Registered Shareholder you can access this Target Corporation account online via: www.computershare.com/investor Computershare, Target Corporation's Transfer Agent, now makes it easy and convenient to get current information on this shareholder account. • View account status • View certificate history • View book-entry information • View payment history for dividends • Make address changes • Obtain a duplicate 1099 tax form • Establish/change your PIN For Technical Information Call 1-800-794-9871 Monday - Friday between 9 a.m. - 7 p.m. Eastern Daylight Time Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on June 12, 2013: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. M59590-Z59404-Z59403-P32608 Proxy Solicited on Behalf of the Board of Directors for the June 12, 2013 Annual Meeting of Shareholders Vote by Internet or Telephone or Mail 24 Hours a Day, 7 Days a Week Internet voting and telephone voting deadlines are 11:59 p.m. Eastern Daylight Time on June 11, 2013 for all shareholders except participants in the Target Corporation 401(k) Plan; and 6:00 a.m. Eastern Daylight Time on June 10, 2013 for participants in the Target Corporation 401(k) Plan. Your telephone or Internet vote authorizes the named proxies to vote these shares in the same manner as if you marked, signed and returned your proxy card. Gregg W. Steinhafel, John J. Mulligan and Timothy R. Baer, and each of them, are hereby appointed proxies, with power of substitution to each, to represent and to vote as designated on the reverse side hereof, all shares of capital stock of Target Corporation, a Minnesota corporation, held by the undersigned on April 15, 2013, the record date for the Annual Meeting of Shareholders to be held on June 12, 2013, and at any adjournment thereof. This Proxy will be voted as directed, but if no direction is given it will be voted FOR the nominees and proposals set forth in Items 1, 2 and 3, and AGAINST the proposals set forth in Items 4 and 5. The proxies cannot vote these shares unless you vote by telephone or the Internet or unless you sign this card on the reverse side and return it. The following information applies only to participants in the Target Corporation 401(k) Plan: • This proxy card will constitute voting instructions to the Trustee of this Plan. In accordance with the terms of the Plan, you are instructing the Trustee to vote as a named fiduciary under the Employee Retirement Income Security Act of 1974. These instructions will be held in the strictest confidence by the Trustee and will not be divulged or released to any person, including officers or employees of the Corporation. If you return your voting instruction form but do not indicate your vote on a proposal, the Trustee is instructed to vote with the Board's recommendation, which is FOR the nominees and proposals set forth in Items 1, 2 and 3, and AGAINST the proposals set forth in Items 4 and 5. • Your voting instructions will be applied based on the proportionate interest in shares held by the Target Common Stock Fund under the Plan. If you do not return a signed voting instruction form or respond by telephone or internet as described above, the Trustee will vote the proportionate interest in the shares held by the Target Common Stock Fund in the same proportion as instructions actually received by the Trustee from Plan participants who gave voting instructions. Instruction forms received by the Trustee after 6:00 a.m. Eastern Daylight Time on June 10, 2013, will not be counted. Comments: (If you noted any Comments above, please mark corresponding box on the reverse side.)